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Exhibit 2.2

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of April 18, 2003, and as amended on June 20, 2003, by and among FAIRPOINT COMMUNICATIONS, INC., a corporation organized under the laws of the State of Delaware (or any subsidiary or affiliate, as permitted under Section 7.8 hereof, the "Buyer"), COMMUNITY SERVICE COMMUNICATIONS, INC., a corporation organized under the laws of the State of Maine ("CSC"), COMMUNITY SERVICE TELEPHONE CO., a corporation organized under the laws of the State of Maine ("CST") and COMMTEL COMMUNICATIONS, INC., a corporation organized under the laws of the State of Maine ("CCI" and, together with CST, the "Companies").

WITNESSETH:

        WHEREAS, the Companies are engaged in the business of telecommunications and related services in the geographical territory west of Augusta, Maine (the "Business"); and

        WHEREAS, CSC wishes to sell all of the issued and outstanding capital stock of the Companies (the "Stock") to Buyer, and Buyer wishes to purchase the Stock from CSC; and

        WHEREAS, CSC, the Companies and the Buyer have previously entered into an Asset Purchase Agreement dated April 18, 2003 (the "Initial Agreement") which provided for the purchase of the Included Assets (as defined herein) by the Buyer, which Initial Agreement CSC, the Companies and the Buyer later wished to revise as an agreement for the purchase of the Stock (together with all rights relating thereto) in a transaction which is the economic equivalent of the Initial Agreement; and

        WHEREAS, the parties hereto did amend the Initial Agreement to constitute it an agreement for the sale and purchase of the Stock in the Amendment to Asset Purchase Agreement (the "Amendment") among the parties hereto dated June 20, 2003; and

        WHEREAS, the respective Boards of Directors of CSC, CST and CCI have, subject to the terms and conditions of the Initial Agreement as amended, determined that the sale of the Stock contemplated by the Initial Agreement as amended is in the best interests of their respective shareholders and have approved this Agreement and the transactions contemplated hereby pursuant to and in accordance with the provisions of 13-A M.R.S.A. § 1003(2); and

        WHEREAS, in order to induce the Buyer to enter into this Agreement, and in order to receive the benefits that will accrue to CSC if the Buyer purchases the Stock, the Companies and CSC have agreed to make certain representations, warranties, and covenants as set forth in the Initial Agreement as amended; and

        WHEREAS, in the Amendment the parties agreed to express the Initial Agreement as amended in a composite agreement (the "Composite Agreement") which reflects the resulting entire Agreement between the parties, which Composite Agreement is as set forth herein but is not intended to substantively amend any term or provision of the Initial Agreement as amended by the Amendment;

        NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and legal adequacy whereof are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE OF STOCK; OWNERSHIP OF ASSETS;
ALLOCATION AND PAYMENT OF LIABILITIES; CLOSING

        1.1    Stock and Included Assets.    At the Closing, CSC shall sell to the Buyer, and the Buyer shall purchase from CSC, marketable title to all of the Stock, free and clear of all Liens. As used herein, the term "Stock" shall include all issued and outstanding capital stock and other direct or indirect rights to equity in either or both of the Companies, as well as any and all options, warrants, calls, rights (including preemptive rights), commitments or agreements of any kind to purchase or acquire any shares of capital stock or other securities of either or both of the Companies or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other equity interests in either or both of the Companies. As of the Closing, the Companies shall together have title (as set forth in Sections 2.15 and 2.16 hereof) to all of the assets of the Companies and CSC relating to the Business as of the Closing Date (collectively, the "Included Assets"), including, but not limited to, the following (to the extent relating to the Business), free and clear of all Liens except Permitted Liens:

        (a)    all cash and accounts receivable (excluding any accounts receivable from any Affiliate);

        (b)    all inventory (including telephones and related accessories);

        (c)    to the extent assignable by CSC to the Companies or by virtue of the transfer of the Stock, any and all permits, consents and licenses relating to the Business, including licenses issued by the Federal Communications Commission ("FCC") or the Maine Public Utilities Commission ("MPUC") which are necessary to engage in the Business;

        (d)    all furniture, fixtures, machinery, vehicles, plant, systems, structures, construction, telephone line facilities, tools, implements, conduits, stations, substations and equipment of any kind, character or nature;

        (e)    the Assumed Contracts;

        (f)    all real estate interests of the Companies, including without limitation all leases, licenses, easements and the like, and all real property owned by the Companies, including those which are identified on Schedule 1.1(f) attached hereto, together with all easements, rights and privileges appurtenant thereto;

        (g)    all of the Companies' interests in all real property improvements;

        (h)    all Intellectual Property Rights, including all rights to the corporate and tradenames of the Companies and those trademarks and tradenames listed on Schedule 1.1(h);

        (i)    all prepaid expenses, including amounts paid in advance on account of rent, property taxes, utility charges, fees and deposits;

        (j)    originals (if available) or copies (at the option of Buyer) of (i) all books, records, manuals, files, customer lists and records, accounts and billing records, plans, blueprints, specifications, drawings, surveys, engineering reports, personnel and employee benefit plan records and operating data whether in electronic format or otherwise, and (ii) the Assumed Contracts;

        (k)    all rights of the Companies in and to all databases, software, software programs, object codes, source codes, systems documentation and user manuals used in connection with the Business;

        (l)    except as set forth in Schedule 1.1(l), all claims, causes of action and rights of recovery relating to the Business, whether asserted or commenced on or before the Closing Date;

        (m)    the right to receive and retain mail, accounts receivable payments and other communications relating to the Business;

        (n)    the right to bill and receive payments for products shipped or delivered and services performed but unbilled or unpaid as of the Closing related to the Business;

        (o)    to the extent transferable, all telephone numbers (e.g., toll free numbers), facsimile numbers, Internet addresses, websites and similar numbers or addresses assigned to or used by the Companies or their respective customers;

        (p)    the minute books and equity record books of the Companies (but CSC shall be entitled to make and keep copies thereof); and

        (q)    all other business, property, assets and rights or benefits of the Companies on the Closing Date not described above, relating to the Business.

        1.2    Excluded Assets.    Notwithstanding anything to the contrary contained herein or otherwise, the Included Assets do not include the following assets of the Companies (collectively, the "Excluded Assets") all of which shall be transferred to CSC (or one or more affiliates of CSC, as directed by CSC) at or prior to Closing and retained by CSC (or such other affiliate or affiliates, as directed by CSC):

        (a)    all federal, state and local income tax, franchise tax or other tax credits and tax refund claims arising out of the operations of the Business prior to Closing;

        (b)    tax returns of the Companies;

        (c)    except as provided in Section 1.5, any insurance policies (other than insurance policies constituting Assumed Contracts), insurance proceeds, insurance refunds and prepaid expenses relating to the period prior to the Closing (other than proceeds, refunds or prepaid expenses relating to Assumed Contracts);

        (d)    all contracts other than the Assumed Contracts and any claims related to Excluded Assets or Excluded Liabilities, and any counterclaims that the Companies may have in respect to claims, causes of action or litigation brought against them and relating to the operation of the Business prior to the Closing Date;

        (e)    any and all capital stock of CSF;);

        (f)    any membership interests in 39 LLC or NEP, LLC, and any stock (or similar interest) in CoBank;

        (g)    the real property located at Winada Drive and the lease agreement with respect to such property; and

        (h)    those assets described on Schedule 1.2.

        1.3    Limited Assumption of Liabilities.    Except as set forth on Schedule 1.3, subject to the terms and conditions of this Agreement, as of the Closing Date, the Companies shall have and be subject to, and after the Closing shall pay, perform and discharge when due, the following but only the following liabilities, responsibilities and obligations of either the Companies or CSC relating to the Business and the Included Assets, thereafter arising (collectively, the "Assumed Liabilities"):);

        (a)    Assumed Contracts. All liabilities, responsibilities and obligations of the Companies arising out of or relating to the Assumed Contracts, but only to the extent same arise, accrue or become performable after the Closing Date;

        (b)    Customer Deposits. All liabilities, responsibilities and obligations relating to security or other deposits made by customers of the Companies relating to the Business to the extent listed on Schedule 1.3;

        (c)    Regulatory Obligations. All liabilities, responsibilities and obligations relating to any rule, regulation, law, mandate, decision or order of the FCC or the MPUC, whether enacted or promulgated before, on or after the Closing Date, including such responsibilities and obligations requiring any capital expenditure;

        (d)    Obligations and Liabilities Included in Working Capital. All liabilities and obligations of the Companies or CSC which are included in "Current Liabilities", as defined in Section 1.10 hereof and set forth on a written list delivered by the Companies to Buyer on or prior to the Closing Date and accepted in writing by Buyer; and

        (e)    Other Liabilities and Obligations. Except as set forth in Section 1.4 hereof, all other liabilities and obligations relating to the ownership of the Included Assets or the operation of the Business by Buyer following the Closing.

        Notwithstanding anything in this Section 1.3 to the contrary, "Assumed Liabilities" shall not include any liabilities, responsibilities or obligations expressly identified as an Excluded Liability pursuant to Section 1.4. Following the Closing, the Companies and the Buyer shall jointly and severally indemnify CSC, its directors, officers, shareholders and affiliates from and against and shall hold CSC, its directors, officers, shareholders and affiliates harmless with respect to all of the Assumed Liabilities as provided in the Indemnity Agreement referred to in Article 1.7 below.

        1.4    Excluded Liabilities.    Except as set forth in Section 1.3, from and after the Closing neither the Companies nor the Buyer shall assume or be responsible for any of the liabilities or obligations of the Companies that exist as of the Closing Date or any of the liabilities or obligations of CSC (regardless of whether such liabilities or obligations exist as of the Closing Date or arise thereafter) (collectively, the "Excluded Liabilities"), including without limitation:

        (a)    any and all liabilities or obligations associated with or relating to any Excluded Assets and any debt of the Companies or CSC for borrowed money (including any intercompany debt of the Companies owed to any one or more of their Affiliates);

        (b)    any liability or obligation of any kind, character or nature arising out of (i) the conduct of the Companies or CSC in connection with the operations of the Business prior to the Closing Date, including, without limitation, those described on Schedules 2.10, 2.13 and 2.18 hereof (except as expressly provided for in Section 1.3), or (ii) the employment by the Companies or CSC of any employees or the provision of any employee benefit pursuant to any plan, program or arrangement (whether or not subject to ERISA and whether or not written), whether before or in the case of CSC after the Closing Date and whether or not such employees remain employees of one of the Companies (if they are such as of the Closing) or become Buyer's or the Companies' employees, other than as expressly provided for herein;

        (c)    any liability or obligation of the Companies or CSC owing to any stockholder, subsidiary or Affiliate thereof including, without limitation, any obligations arising out of or related to the transactions contemplated hereby;

        (d)    any liabilities related to (i) income taxes of the Companies attributable to or for periods ending on or prior to the Closing Date or of CSC attributable to any period, including but not limited to any and all income taxes due on account of or with respect to the transaction contemplated herein or the closing of such transaction, (ii) all other taxes attributable to the Companies or CSC or to the Companies' or CSC's operation of the Business for periods ending on or prior to the Closing Date including, but not limited to, sales and use taxes, and (iii) taxes of any other person or third party (except Buyer) pursuant to an agreement or otherwise;

        (e)    any liabilities existing or arising under Environmental Laws attributable to or incurred as a result of any acts, omissions or conditions first occurring or in existence as of or prior to the Closing Date, including, but not limited to, liabilities for the release, threatened release, handling, discharge, treatment, storage, disposal, transport, presence, or migration of Hazardous Substances;

        (f)    any obligation or requirement imposed by any Governmental Entity, including any Environmental Authority (as hereinafter defined) arising and required to be performed prior to the Closing Date; and

        (g)    any obligations or liabilities of CSC or the Companies not directly related to the Business.

        Following the Closing, CSC shall indemnify the Companies and the Buyer and their respective directors, officers, shareholders and affiliates from and against and shall hold the Companies and the Buyer and their respective directors, officers, shareholders and affiliates harmless with respect to all of the Excluded Liabilities that have been specifically identified and enumerated by Buyer and CSC, which specifically identified Excluded Liabilities shall be set out on a schedule to be attached to the Indemnification Agreement referred to in Article 1.7 below (the "Identified Excluded Liabilities"). In addition, there shall be paid in full at the Closing hereunder (or adequate provision reasonably satisfactory to Buyer shall have been made by CSC for the full payment in accordance with the terms thereof) all of the Identified Excluded Liabilities for which either or both of the Companies is or may be liable (regardless of whether such liability is direct, contingent, indirect, several, or joint and several) except such of those Identified Excluded Liabilities from which both of the Companies are expressly released in writing by the related creditor or creditors. By way of illustration, Identified Excluded Liabilities may include liabilities such as:

        (a)    obligation of CST to pay lease payments arising under Lease Agreement, dated as of June 1, 2002, with XYZ Corporation, with respect to periods ending on or prior to or after the Closing Date (which lease agreement is not an Assumed Contract), and

        (b)    obligation of CST to remediate diesel fuel spilled in the northeast corner of the parcel of land described on the attached schedule prior to the date of this Agreement, as detailed in the report of ABC Environmental Consultants, dated as of August 10, 2003; and

        (c)    obligation to pay use taxes determined to be due and not paid (together with any related penalties and interest) with respect to specifically identified and enumerated purchases of specifically identified and enumerated goods prior to Closing by one or both of the Companies in instances in which the vendors of the goods failed to assess and collect the appropriate sales or use tax and the goods were shipped to one of the Companies.

        Excluded Liabilities that arise as a result of or arise after the Closing Date (for example, the obligation of CSC to pay all taxes due as a result of the transaction contemplated herein) may be identified consistent with the principles set out herein. Identified Excluded Liabilities shall not include liabilities described in vague general terms such as:

        (a)    obligation to remediate or pay fines, penalties or damages with respect to creosote contamination at any of CST's pole yards or storage facilities (which obligation is not specifically revealed in Buyer's Phase I or other environmental consulting reports obtained as a part of Buyer's due diligence prior to Closing).

        If CSC and Buyer disagree over whether any particular Excluded Liability has been "specifically identified and enumerated" in order to qualify as an Identified Excluded Liability in accordance with the principles set out above, such disagreement shall be determined prior to Closing by arbitration as provided in Section 7.13 hereof. Although Buyer and CSC shall cooperate and work together in determining which Excluded Liabilities qualify as Identified Excluded Liabilities, neither CSC's objection to the inclusion of a particular Excluded Liability as an Identified Excluded Liability nor Buyer's insistence that that particular Excluded Liability should be included as an Identified Excluded Liability shall be determinative of the issue of whether or not that particular Excluded Liability in fact qualifies as an Identified Excluded Liability. In the event of such a disagreement and an arbitration thereof, Buyer and CSC shall work together to expedite the arbitration as much as reasonably possible. The Buyer shall have no right following the Closing to seek recovery from CSC, its shareholders, directors, officers or affiliates with respect to any Excluded Liabilities other than the Identified Excluded Liabilities. An Excluded Liability need not be quantified or liquidated in amount in order to be identified as and qualify as an Identified Excluded Liability.

        1.5    Insurance Proceeds.    If prior to the Closing, any Included Assets shall have suffered, sustained or incurred any material loss, damage or destruction and the Companies shall not have completed the repair or replacement of such Included Asset as of the Closing Date to the reasonable satisfaction of Buyer, then at Buyer's option, the Companies shall, at the Closing, retain (and CSC shall assign to the Companies) all insurance proceeds collected by reason of such loss, damage or destruction which have not been expended on such repair or replacement, together with any rights to receive any uncollected insurance proceeds relating to such loss, damage or destruction which is payable to the Companies. This Section shall not limit Buyer's other rights hereunder.

        1.6.    Purchase Price; Tax Election and Allocations.    The purchase price for the Stock shall be an aggregate amount of Thirty-One Million One Hundred and Fifty Thousand Dollars ($31,150,000) (the "Purchase Price"). The Purchase Price shall be subject to adjustment in accordance with Section 1.10. CSC and Buyer shall jointly make or cause to be made a timely, effective and irrevocable election under Section 338(h)(10) of the Internal Revenue Code (and any corresponding elections under state, local or foreign tax law) with respect to the purchase and sale of the Capital Stock of the Companies, and the Purchase Price shall be allocated for tax purposes among the Included Assets and the Assumed Liabilities, all in accordance with Schedule 1.6 attached hereto. Each of Buyer, the Companies and CSC shall file its respective federal income tax returns consistent with such election and allocation for the tax year in which this Agreement is executed, and each of the Companies, CSC and Buyer shall report all tax consequences of the transactions contemplated by this Agreement, in a manner consistent with such election and such allocation, and not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation or investigation or otherwise.

        1.7    Closing; Deposit.

        (a)    The closing of the purchase of the Stock under this Agreement shall take place at the offices of Pierce Atwood, One Monument Square, Portland, Maine, at 10:00 a.m. local time, on the closing date (the "Closing" or the "Closing Date"), which shall be the first business day of the calendar month which is at least ten (10) days after the fulfillment or waiver of each of the conditions set forth in Article V hereof or at such other place, or on such earlier or later date and time as may be mutually agreed in writing by Buyer and CSC, with the parties executing documents and exchanging signed documents. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed to have been taken nor any documents executed or delivered until all have been taken, executed and delivered. At Closing, (i) all parties shall deliver all executed documents contemplated hereby including, without limitation, bills of sale and quitclaim deeds with covenant, necessary to transfer all of CSC's right, title and interest in and to the Included Assets, subject only to Permitted Liens, to the Companies as provided herein and the bills of sale with stock powers necessary to transfer to the Buyer all of the Stock as contemplated herein, (ii) the Buyer and the Companies shall deliver to CSC the Indemnification Agreement a copy of which is attached hereto as Schedule 1.7(a), expressing the obligation of the Buyer and the Companies to indemnify CSC, its directors, officers, shareholders and affiliates from and hold them harmless with respect to the Assumed Liabilities, (iii) CSC shall deliver to the Buyer and to the Companies the Indemnification Agreement a copy of which is attached hereto as Schedule 1.7(a), expressing the obligation of CSC to indemnify the Buyer and the Companies and their respective directors, officers, shareholders and affiliates from and hold them harmless with respect to the Identified Excluded Liabilities, and (iv) Buyer shall arrange for the delivery or wire transfer of the Purchase Price to or at the written direction of CSC on the terms set forth herein.

        (b)    Concurrently with the execution and delivery of the Initial Agreement by all parties hereto, Buyer delivered the sum of $1,000,000 (the "Deposit"), which is being retained by a third party escrow agent in an interest-bearing account pursuant to an Escrow Agreement, dated as of April 18, 2003, among CSC, the Buyer and KeyBank National Association (the "Escrow Agreement"). The Deposit (and all accrued interest thereon) shall be applied to the Purchase Price at the Closing. In the event this Agreement is terminated pursuant to Section 6.4(i) or (ii) hereof, CSC shall be entitled to retain the Deposit (together with interest accrued thereon) as liquidated damages (and not a penalty), it being agreed and acknowledged that CSC's damages in the event of such a termination would be extremely difficult to calculate with precision, and the receipt and retention thereof shall be CSC's sole and exclusive remedy (whether at law or equity) in the event of such a termination. If this Agreement is terminated other than pursuant to Section 6.4 (i) or (ii) hereof, the Deposit (together with any interest accrued thereon) shall be promptly returned to Buyer within four (4) business days of such termination.

        1.8    Further Assurances.    CSC shall from time to time after the Closing, at the reasonable request of the Buyer or the Companies and without further consideration, execute and deliver further documents, instruments of transfer, conveyance, endorsement, direction, authorization or assignment and take such other action as the Buyer or the Companies may reasonably require to more effectively transfer and assign to, and vest in, the Companies the Included Assets and all of CSC's rights thereto (as provided herein), to more effectively transfer and assign to, and vest in, Buyer all Stock, and to fully implement the provisions of this Agreement.

        1.9    Transfer Taxes.    All sales, income, recording, stamp, conveyance, value added, use, or similar asset transfer taxes, fees and duties or charges under applicable law incurred in connection with the sale and transfer of the Included Assets under this Agreement will be borne and paid by CSC, and CSC shall promptly reimburse the Buyer and each of the Companies for any such tax, fee, duty or charge which it is required to pay under applicable law.

        1.10    Purchase Price Adjustment.    (a)    As used herein, for purposes of this section, (i) "Net Working Capital" shall mean Current Assets minus Current Liabilities; (ii) "Current Assets" shall mean the following current assets of the Companies, combined, calculated in accordance with generally accepted accounting principles consistently applied ("GAAP") to the extent included as Included Assets: (a) cash and accounts receivable (net of reserves for doubtful accounts), (b) inventory, (c) prepaid expenses, and (d) any other Included Asset that would be classified as a current asset in accordance with GAAP; and (iii) "Current Liabilities" shall mean the following current liabilities of the Companies, combined, calculated in accordance with GAAP: (a) accounts payable and accrued expenses related to the Included Assets, (b) taxes, to the extent payable by the Buyer or the Companies, (c) unearned revenue, and (d) any other Assumed Liabilities that would be classified as a current liability in accordance with GAAP. In addition, "Purchase Price Adjustment" shall include each of (x) the Net Working Capital Adjustment, and (y) the Capital Expenditure Adjustment. For illustration purposes only, the Purchase Price Adjustment shall be determined as described on Schedule 1.10, annexed hereto.

        (b)    The "Net Working Capital Adjustment" is an adjustment to the Purchase Price representing the obligation of CSC to cause the Companies to have not less than $20,000 in Net Working Capital at the close of business on the day before the Closing Date. If, as of the close of business as of the day before the Closing Date, Net Working Capital (as estimated in good faith by CSC in consultation with the Buyer) exceeds $20,000, then the Net Working Capital Adjustment shall credit CSC (and increase the Purchase Price at Closing) for the amount by which Net Working Capital exceeds $20,000. If as of the close of business as of the day before the Closing Date, Net Working Capital (as estimated in good faith by CSC in consultation with the Buyer) is less than $20,000, then at Closing, the Purchase Price payable by Buyer on the Closing Date shall be reduced by the amount by which Net Working Capital is less than $20,000.

        (c)    "The "Capital Expenditure Adjustment" is an adjustment to the Purchase Price representing the obligation of CSC to cause the Companies to make, between January 1, 2003 and the Closing Date, capital expenditures in the monthly amounts set forth in Schedule 4.2, subject to proration based on the number of calendar days elapsed in the then current calendar month in the event that the Closing Date occurs other than at the end of such calendar month. The Purchase Price shall be reduced, dollar for dollar, by the amount (if any) by which the Companies' actual capital expenditures from January 1, 2003 through the end of the business day immediately preceding the Closing Date ("Actual Capital Expenditures") are less than the amount set forth in Schedule 4.2 for such period. The Purchase Price shall be increased, dollar for dollar, by the amount (if any) by which Actual Capital Expenditures exceed the amount set forth in Schedule 4.2 for such period. The capital expenditure budget set forth in Schedule 4.2 extends only through December 31, 2003. In the event that the Closing has not occurred on or before December 31, 2003, the parties agree that the Companies would be expected to make new and additional capital expenditures in 2004 at approximately the same cost per month as was budgeted for in the first quarter of 2003. Accordingly, on or before December 15, 2003, CSC shall cause the Companies to prepare and submit to the Buyer for approval (which approval shall not be unreasonably withheld, delayed or conditioned) a new capital expenditure budget for the first three months of 2004 reflecting expenditures in approximately the same amounts per month, on the average, as are budgeted for the first quarter of 2003. If the Closing occurs after January 1, 2004, the parties shall calculate and provide for an additional component of the Capital Expenditure Adjustment to reflect as a reduction in the Purchase Price any failure of the Companies to make in the relevant period in 2004 capital expenditures as budgeted for that period in 2004 and as an increase in the Purchase Price any capital expenditures made by the Companies in the relevant period in 2004 in excess of the amount budgeted for that period in 2004. If the Closing occurs in 2004, capital expenditures that remain incomplete shall be accounted for on a prorata basis in calculating the Capital Expenditure Adjustment in the same manner as is provided for above with respect to incomplete improvements if the Closing had occurred in 2003.

        (d)    CSC shall prepare and submit to the Buyer, not later than five (5) business days prior to the expected or agreed upon Closing Date, a written good faith estimate of the amount of the total Purchase Price Adjustment as of the Closing (the "Purchase Price Adjustment Estimate"), which amount shall be used to adjust the Purchase Price at Closing.

        (e)    Immediately following the Closing Date, CSC will prepare and submit to the Buyer financial statements (balance sheets and income and cash flow statements) of the Companies for the period from the execution of this Agreement through the Closing Date (the "Closing Financials"). Within thirty (30) days after receiving the Closing Financials (but in no event earlier than thirty (30) days following the Closing), Buyer shall prepare and deliver to CSC for review and comment a closing statement (the "Closing Statement") reasonably detailing as of the business day prior to the Closing the Buyer's determination of (i) the amount of Net Working Capital of the Companies as of the business day prior to the Closing Date, and (ii) the amount of the Required Expenditures through the business day prior to the Closing Date. If CSC objects to any amounts reflected on the Closing Statement, then CSC must, within fifteen (15) business days after their receipt of the Closing Statement, give written notice (the "Notice") to Buyer specifying in reasonable detail any objections, or Buyer's determination of the Purchase Price Adjustment shall be final, binding and conclusive on the parties on such fifteenth (15th) business day. With respect to any disputed amounts, the parties shall meet in person and negotiate in good faith during the fifteen (15) business day period (the "Resolution Period") after the date of Buyer's receipt of the Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Resolution Period, then within five (5) business days after the expiration of the Resolution Period, all disputes shall be submitted to arbitration in accordance with the provisions of Section 7.13 hereof. The determination of the total Purchase Price Adjustment by arbitration shall be final, binding and conclusive on the parties hereto. From and after the Closing Date, each of the parties shall provide the other access to their books, records and personnel as such requesting party reasonably determines is necessary to prepare, review or dispute the Closing Statement.

        (f)    If the final total Purchase Price Adjustment (as finally determined in accordance with the provisions set forth above) differs from the Purchase Price Adjustment Estimate, then, within five (5) business days after such final determination, Buyer will pay CSC, or CSC will pay Buyer, in immediately available funds, in accordance with the provisions above or as otherwise directed by such arbitration decision.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND CSC

        The Companies and CSC hereby represent and warrant, jointly and severally, to the Buyer that:

        2.1    Corporate Organization and Existence.    Each of CSC, CST and CCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine, and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required. Each of CST and CCI has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority would not have a Company Material Adverse Effect (as hereinafter defined). The Companies have heretofore made available to Buyer complete and correct copies of the Articles of Incorporation and By-Laws of CST and CCI. The copies of the Articles of Incorporation and By-Laws of each of the Companies, as amended to date, which have been furnished to counsel for Buyer, are true, correct and complete as of the date hereof. Neither of the Companies is in violation of any term of its respective Articles of Incorporation or By-Laws, or any judgment, decree, order, law, statute, ordinance, rule or government regulation applicable to it.

        2.2    Capitalization.    The authorized capital stock of CST consists solely of 250,000 shares of common stock, of which 100 shares are issued and outstanding. The authorized capital stock of CCI consists solely of 100,000 shares of common stock, of which 1 share is issued and outstanding. All of the outstanding shares of capital stock of each of the Companies have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 2.2, all Stock, including but not limited to all outstanding shares of capital stock of each of the Companies, is owned by CSC, free and clear of all liens, charges, encumbrances, claims and options of any nature. There are not any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which CSC, CST or CCI is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of either of the Companies.

        2.3    Subsidiaries and Investments; Contracts and Commitments.

        (a)    Neither of the Companies has any equity in any other entity, with the sole exception of (i) Community Service Financial, Inc. ("CSF"), a wholly owned subsidiary of CST, the stock of which will be distributed or transferred to CSC prior to the Closing, and (ii) shares of capital stock of CoBank held by CST, which stock will be distributed or transferred to CSC prior to the Closing. CSF does not own, lease, license, or have any rights in or to any of the assets or properties used in the Business.

        (b)    Except as set forth in Schedule 2.3, except for the Initial Agreement, except for the Amendment, and except for the Prior Agreement (as hereinafter defined), neither of the Companies (i) is a party to any contract, obligation, understanding or commitment (whether written or oral) which involves a potential or actual commitment or aggregate payments to or from either of the Companies to or from any third party in excess of $25,000, or which is otherwise material and not entered into in the ordinary course of business, or (ii) has any material asset purchase contracts, employment contracts, financing, credit or loan agreements, collective bargaining agreements, mortgage, pledge or security agreements, consulting agreements, guaranty, independent contractor agreements, noncompetition agreements or agreements with any current or former officers, directors, employees, consultants or other independent contractors, or shareholders of either of the Companies or CSC or persons or organizations related to or affiliated with any such persons. Neither of the Companies nor CSC (and to CSC's and the Companies' knowledge, no other party thereto) is in material default under any contract, obligation, understanding or commitment relating to the Business or the Included Assets to which either of the Companies or CSC is a party and, to the knowledge of the Companies and CSC, no state of facts exists that upon notice or lapse of time or both would constitute such a default, the consequences of which default if asserted by the other contracting party in the case of a default by the Companies, would have a Company Material Adverse Effect.

        2.4    Authority Relative to this Agreement.

        (a)    Each of the Companies and CSC has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the shareholder approval described below, to consummate the transactions contemplated hereby. This Agreement and the consummation by each of the Companies and CSC of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of each of the Companies and CSC and by CSC, in its capacity as the sole stockholder of the Companies, and no other corporate proceedings on the part of the Companies or CSC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the holders of a majority of the outstanding shares of CSC's common stock, in accordance with 13-A M.R.S.A. § 1003(2) (the "CSC Shareholder Approval")). This Agreement has been duly and validly executed and delivered by each of the Companies and CSC and, assuming this Agreement constitutes the valid and binding agreement of Buyer, constitutes the valid and binding agreement of each, enforceable against each of the Companies and CSC in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        (b)    The Board of Directors of each of the Companies and CSC has duly and validly approved and, in the case of the Board of Directors of CSC, upon the calling of a meeting of shareholders of CSC pursuant to 13-A M.R.S.A. § 1003(2), each such Board of Directors will have taken all corporate action required to be taken by it for the consummation of the transactions contemplated herein.

        2.5    Consents and Approvals; No Violation.

        (a)    Neither the execution and delivery of this Agreement nor the consummation by either of the Companies or CSC of the transactions contemplated hereby will:

  (i)
  conflict with or result in any breach of any provision of the respective Articles of Incorporation or By-Laws of the Companies or CSC;

  (ii)
  except as set forth on Schedule 2.5(a)(ii), require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party;

  (iii)
  except as set forth in Schedule 2.5(a)(iii), violate or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any contract, indenture, obligation, commitment, note, license, agreement or other instrument or obligation to which the Companies or CSC are parties, or by which any of their respective assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained;

  (iv)
  assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 2.5 (including Schedules 2.5(a)(ii) and (iii)) are duly and timely obtained or made and the CSC Shareholder Approval has been obtained, violate or constitute a default under any judgment, order, restriction, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to the Companies or CSC, or to any of their respective assets; or

  (v)
  create (directly or indirectly with or without notice of or lapse of time or both) any Lien on any of the Included Assets except pursuant to this Agreement and the agreements contemplated hereby.

        (b)    The CSC Shareholder Approval is the only vote of the holders of any class or series of the Companies' or CSC's securities necessary to approve this Agreement and the transactions contemplated hereby that has not already been obtained.

        2.6    Financial Statements.

        Attached as Schedule 2.6 are the consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto, if any) of CST as of and for the years ended December 31, 2002 (audited), December 31, 2001 (audited) and December 31, 2000 (audited) and the unaudited balance sheets and related statements of income and cash flows of CCI as of and for the years ended December 31, 2002 and December 31, 2001 (the "Financial Statements"), all of which Financial Statements as of their respective dates, were prepared in accordance with (i) to the extent required, the rules and regulations of the MPUC and FCC, and (ii) GAAP applied on a basis consistent with prior periods (except as otherwise noted therein), are true and correct, and present fairly, in all material respects, the consolidated financial position and results of operation and cash flows of CST on a consolidated and consolidating basis as of and for the years ended December 31, 2002 (the "Balance Sheet Date"), December 31, 2001 and December 31, 2000 and of CCI as of and for the years ended December 31, 2002 and December 31, 2001 (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnote disclosures). Except as set forth in the December 31, 2002 balance sheets that are part of the Financial Statements (the "Latest Balance Sheet") or in Schedule 2.9, and except for Excluded Liabilities, neither of the Companies has any material obligations, liabilities or material forward or long term commitments (including contingent liabilities). Nothing has come to CSC's or the Companies' attention that would indicate that the Financial Statements were not true and correct in all material respects as of their respective dates or for the periods covered thereby.

        2.7    Operations Since Balance Sheet Date.

        (a)    Since the Balance Sheet Date, except as set forth in Schedule 2.7(a), there has been no damage, destruction or loss, whether or not covered by insurance, or condemnation or other taking adversely affecting in any material respect any of the Included Assets or the Business.

        (b)    Except as set forth in Schedule 2.7(b) and except with respect to the actions of the Companies resulting in this Agreement, since the Balance Sheet Date, each of the Companies and CSC has conducted the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, neither of the Companies nor (with respect to subparagraphs (vii), (viii) and (ix) only) CSC has:

  (i)
  except in the ordinary course of business consistent with past practice, made or permitted any amendment, cancellation or termination of any of the Assumed Contracts;

  (ii)
  cancelled or waived any debts owed to or claims held by either of the Companies (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice and other than debts owed to CST by CSC;

  (iii)
  created, incurred or assumed, guaranteed or agreed to create, incur, assume or guarantee, any indebtedness for borrowed money resulting in the imposition of a Lien on any of the Included Assets (other than a Permitted Lien or a Lien which the Companies are obligated to discharge at or prior to the Closing) or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

  (iv)
  revalued any assets or properties, or accelerated or delayed collection of or (except as contemplated by subparagraph (ii) above) written off notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice, or increased or changed any assumptions underlying bad debt calculations or contingency or other reserves;

  (v)
  except under the Prior Agreement (defined below), the Initial Agreement and the Amendment, suffered, made (or committed to make) any sale, transfer, lease, license, encumbrance, loss, disposition, destruction or damage of any asset or property that, if it were held by one of the Companies on the Closing Date, would be part of the Included Assets (except as permitted under Section 4.2 hereof);

  (vi)
  except under the Prior Agreement (defined below), the Initial Agreement and the Amendment, acquired or disposed of assets (or entered into any agreement to do so) or entered into or become committed to enter into any other material transaction except in the ordinary course of business (except as permitted under Section 4.2 hereof);

  (vii)
  instituted any increase or decrease in any compensation payable to any employee of the Companies or CSC except in the ordinary course of business consistent with past practice or adopted or made any change or amendment in any profit-sharing, bonus, incentive, deferred compensation, retention, severance, golden parachute, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Companies or CSC, except in each case as required by any Company Plan (as herein defined) (except as permitted under Section 4.2 hereof);

  (viii)
  made any change in the accounting methods, principles and practices used by the Companies or CSC from those applied in the preparation of the Latest Balance Sheet and the related statements of income, stockholders' equity and cash flow as of and for the twelve months ended December 31, 2002; or

  (ix)
  experienced any strike, work stoppage, slow down, union organizing or recognition efforts, claims of unfair labor practices or similar claims or any significant labor difficulty of any kind, character or nature or any change in personnel or in any employment or consulting agreement.

        2.8    Absence of Certain Changes or Events.    Except as set forth in the schedules to this Agreement, since the Balance Sheet Date, neither of the Companies has suffered any a Company Material Adverse Effect.

        2.9    Absence of Undisclosed Liabilities.    Except as set forth on Schedule 2.9 or on the Latest Balance Sheet and the liabilities under the Prior Agreement contemplated by Section 6.7 hereof, neither of the Companies has any absolute, accrued or contingent indebtedness, liability or liabilities arising out of any transaction or state of facts, whether accrued, to become due, contingent, or otherwise.

        2.10    Litigation.    Except as disclosed on Schedule 2.10, there are no investigations, complaints, charges, grievances, actions, claims, suits, proceedings at law or in equity or by any governmental or administrative instrumentality or agency (including without limitation, the MPUC or the FCC) ("Proceedings") pending or, to the knowledge of CSC or the Companies, threatened against either of the Companies or CSC (or any of their respective directors, officers or employees) which relate to the Business or the Included Assets and which would individually or in the aggregate, if determined adversely to either of the Companies or CSC, have a Company Material Adverse Effect. No investigation, complaint, action, suit or proceeding is pending at law or in equity or by or before any governmental instrumentality or other agency now pending against either of the Companies, or any director, officer or key employee of CSC or either of the Companies that has a reasonable possibility of calling into question the validity, or hindering the enforceability or performance, of this Agreement or any action taken or to be taken pursuant hereto or any of the other agreements and transactions contemplated hereby, nor, to CSC's or the Companies' knowledge, has there occurred any event or does there exist any condition on the basis of which any such litigation, proceeding or investigation might properly be instituted. There is no outstanding judgment, injunction, decree or order issued by any governmental instrumentality or other agency (including, without limitation, the MPUC or the FCC) against either of the Companies or CSC that, individually or in the aggregate, constitutes a Company Material Adverse Effect.

        2.11    Proxy Statement.    Any proxy, information statement or similar materials distributed to CSC's shareholders in connection with the transactions contemplated by this Agreement, including any amendments or supplements thereto (the "Proxy Statement") will not, at the time that it or any amendment or supplement thereto is mailed to CSC's shareholders, or at the time of the special shareholders' meeting relating to the CSC Shareholder Approval (the "Shareholders' Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Companies or CSC with respect to information supplied by Buyer for inclusion in the Proxy Statement. No filings with the Securities Exchange Commission or the Maine Office of Securities are required to be made by the Companies or CSC with respect to the CSC Shareholder Approval or the Shareholders' Meeting under applicable federal or state securities laws.

        2.12    Taxes.

        (a)    Tax Returns. Each of the Companies and CSC has timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) ("Tax Returns") that it was required to file since January 1, 1996. All such Tax Returns are correct and true in all material respects. Except as disclosed on Schedule 2.12, all taxes (including interest and penalties) due and owing by either of the Companies or CSC, or to which any of them may be liable under Treasury Regulations §1.1502-6 (or analogous state or foreign provisions) by virtue of having been a member of any affiliated group (as defined in Section 1504(a) of the Internal Revenue Code, as amended to date (the "Code")) (or other group filing on a combined or unitary basis), have been paid. Neither of the Companies nor CSC was (at any time after January 1, 1996) or is a party to any tax sharing agreement, nor currently is the beneficiary of any extension of time within which to file any report or return. No claim has been made since January 1, 1996 by a taxing authority in a jurisdiction where either of the Companies or CSC does not file reports and returns that it is or may be subject to taxation by that jurisdiction. Any liability of the Companies or CSC for taxes not yet due and payable, or which are being contested in good faith, has been provided for on the Financial Statements in accordance with GAAP or are described on Schedule 2.9.

        (b)    Neither of the Companies nor CSC (nor any officer or employee responsible for tax matters) has knowledge (defined as the Companies' knowledge) that any taxing authority will assess any additional taxes for any period for which returns have been filed. Except as disclosed in Schedule 2.12, there is no dispute or claim concerning any tax liability of either of the Companies or CSC either (i) claimed or raised by any Governmental Entity or taxing authority in writing, or (ii) as to which either of the Companies or CSC has knowledge based upon personal contact with any agent of such taxing authority. Schedule 2.12 lists all tax returns filed with respect to either of the Companies or CSC for taxable periods beginning January 1, 1996 to and including the date of this Agreement, and indicates those returns that have been audited or currently are the subject of an audit. CSC and the Companies have made available to Buyer true, correct and complete copies of all federal, state and local income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by either of the Companies for the period beginning January 1, 1996 to present.

        (c)    Neither of the Companies is a "foreign person" within the meaning of Section 1445 of the Code. Neither of the Companies nor CSC is a party to any agreement, whether written or unwritten, providing for the payment of taxes, payment for tax losses, entitlements to refunds or similar tax matters. Neither of the Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (d)    No property of the Companies is "tax-exempt use property" within the meaning of Section 168(h) of the Code or property that the Companies will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, in effect immediately before the enactment of the Tax Reform Act of 1986.

        (e)    Neither of the Companies nor CSC has consented to any extension of the statute of limitations with respect to any open federal, state or local tax returns. Neither of the Companies nor CSC has, since January 1, 1996, entered into a closing agreement pursuant to Section 7121 of the Code.

        (f)    There are no tax liens upon any property or assets of the Companies, including but not limited to the Included Assets, except for liens for current taxes not yet due and payable.

        (g)    Each of the Companies and CSC, and each payor of benefit payments under any Company Plan, has withheld and timely paid all taxes (including, without limitation, federal, state, local, or foreign income, franchise, payroll, employee withholding and social security and unemployment taxes) required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party since January 1, 1996. All Forms W-2 and 1099-series forms required to be filed with respect thereto have been timely and properly filed except where the failure to file would not individually or in the aggregate have a Company Material Adverse Effect.

        (h)    Neither of the Companies nor CSC (i) has made since January 1, 1996 and will not make any elections under Section 341(f) of the Code, and (ii) has not made since January 1, 1996 any payment (and is not obligated to make any payment) that will be nondeductible under Section 280G of the Code.

        2.13    Employee Benefit Plans; Labor and Employment Matters.

        (a)    Set forth in Schedule 2.13 is a true, correct and complete list of each of the following employee benefit plans maintained, sponsored or contributed to by the Companies or CSC or any ERISA Affiliate at any time since January 1, 1997, or with respect to which the Companies or CSC or any ERISA Affiliate could reasonably have any liabilities, or which provides or will provide benefits to present or former employees, officers, directors or independent contractors of the Companies or CSC or any ERISA Affiliate, or their dependents, survivors or beneficiaries (the "Company Plans"): (i) each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) ("Pension Plan"), (ii) each "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), and (iii) each employee benefit plan, program or arrangement that is not subject to ERISA, including without limitation any retirement, pension, savings, profit sharing, money purchase pension, defined benefit, deferred compensation, severance, retention, golden parachute, stock ownership, stock purchase, stock option, phantom stock, equity, performance, bonus, incentive, vacation or holiday pay, educational assistance or tuition remission or reimbursement, cafeteria, dependent care, transportation, hospitalization or other medical, disability, death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral. Neither of the Companies, nor CSC, nor any ERISA Affiliate currently sponsors, maintains or is required to contribute to or make any payments in respect of, or has at any time sponsored, maintained or been required to contribute to or make any payments in respect of, (i) any Pension Plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (ii) any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) ("Multiemployer Plan").

        With respect to each Company Plan, the Companies or CSC have provided to Buyer a true, correct and complete copy of each of the following that is applicable to such Company Plan: the current plan document with all amendments thereto; any related trust or custodial agreements, insurance or annuity contracts currently in effect; the current summary plan description and any subsequent summary of material modifications; the Companies and CSC's current employee handbook; the most recent favorable IRS determination or opinion letter received; Form 5500s for the plan year ended December 31, 2001; notices of all reportable events filed (or descriptions of reportable events which have occurred, but have not been reported); any application for and grant or denial of funding waiver under Code Section 412; any Form 5330s filed with the Internal Revenue Service; SEC registration statements and SEC required disclosure to participants and Form 11-Ks; and a schedule of contributions for the past three years to any Multiemployer Plan.

        (b)    With respect to the Company Plans, except as set forth in Schedule 2.13 and except as would not individually or in the aggregate have a Company Material Adverse Effect: (i) each Company Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and since the date of such letter there are no circumstances that are reasonably likely to affect the qualified status of such Company Plan, (ii) each Company Plan has been operated in all material respects in accordance with its terms and the requirements of any applicable laws, regulations or administrative rulings, (iii) none of the Companies, CSC or any ERISA Affiliate has incurred or has any reason to believe that it will incur any direct or indirect liability under, arising out of or by operation of Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and no fact or event exists that is reasonably likely to give rise to any such liability, (iv) there is no pending or, to the knowledge of the Companies or CSC, threatened claim, suit or grievance in respect of any of the Company Plans or, to the knowledge of the Companies or CSC, any basis for any such claim, suit or grievance, other than claims for benefits in the ordinary course of business, and (v) all required contributions, reserves or premium payments for the Company Plans have been made.

        (c)    None of the Companies, CSC or, to the knowledge of CSC or the Companies, any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any Company Plan that could subject any such plan (or its related trust), the Companies, CSC or any officer, director or employee of any of the foregoing to a material penalty or tax under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, provided that as to Multiemployer Plans, the representation and warranty in this Section 2.13(c) is made only to the knowledge of CSC or the Companies.

        (d)    Except as set forth in Schedule 2.13, none of the Companies or CSC maintains or contributes to any employee welfare benefit plan which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA. Any employee welfare benefit plan set forth in Schedule 2.13 as described in the previous sentence can be amended or terminated at any time in the future.

        (e)    Except as set forth in Schedule 2.13 and except as would not individually or in the aggregate be reasonably likely to have a Company Material Adverse Effect, (i) the Companies and CSC have complied in all material respects with all applicable laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing and (ii) there is no pending or, to the knowledge of CSC or the Companies, threatened claim, suit, arbitration, grievance or investigation regarding employment matters against the Companies or CSC. Except as set forth in Schedule 2.13, (x) there is no unsatisfied award, judgment or other final resolution of a dispute regarding employment matters against the Companies or CSC that requires continuing compliance therewith or that individually or in the aggregate constitutes a material liability and (y) none of the Companies or CSC is a party to any collective bargaining or other labor union contracts. There is no pending or, to the knowledge of CSC or the Companies, threatened labor dispute, strike or work stoppage against the Companies or CSC which would interfere with the respective business activities of the Companies or CSC, except where such dispute, strike or work stoppage would not have a Company Material Adverse Effect and, to the knowledge of CSC or the Companies, there are no pending or threatened union organizing or election activities involving any non-union employees of the Companies or CSC.

        (f)    As used herein, "ERISA Affiliate" shall mean (i) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) with the Companies or CSC, (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within the meaning of Section 414(c) of the Code) with the Companies or CSC, (iii) any entity which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) with the Companies, CSC or any corporation described in clause (i) of this paragraph or any partnership, trade or business described in clause (ii) of this paragraph, and (iv) any entity which at any time on or before the Closing Date was required to be aggregated with the Companies or CSC under Code Section 414(o).

        (g)    Schedule 2.13(g) contains a true and complete list of names and current hourly wage, monthly salary or other compensation of all directors, officers, management employees, consultants, independent contractors or managers of the Business, with a summary of existing bonuses, additional compensation and other benefits (whether current or deferred), if any, paid or payable to each such person for services rendered in the fiscal year ended December 31, 2002. Schedule 2.13(g) contains a true and complete listing and summary description of all employment, compensation, non competition, confidentiality, consulting and independent contractor agreements and any other similar agreements between either of the Companies, CSC and their respective directors, officers, employees, independent contractors and consultants.

        (h)    Neither of the Companies nor CSC are parties to any contract with any labor organization, nor have they agreed to, been required to or been asked to recognize or negotiate any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of their respective employees. Neither the Companies nor CSC has knowledge of any organization currently being made, pursued or threatened by or on behalf of any labor union with respect to their respective employees. Neither of the Companies nor CSC has, within the last three years, experienced any strike, work stoppage, slow down, lockout, grievance proceeding, claim of unfair labor practices or other significant labor difficulty of any nature, nor are any claims pending or, to the best knowledge of the Companies, threatened between either of the Companies or CSC and any of their respective employees.

        (i)    Neither of the Companies nor CSC has received notification as of the date of this Agreement that any of its current significant employees (or one or more employees who, when taken together, would be significant to CSC or the Companies) presently plan to terminate or otherwise resign from employment, whether by reason of the transactions contemplated hereby or otherwise. The employment of all persons presently employed or retained in the Business is terminable at will, and the Buyer will not be, pursuant to any current contract, arrangement or understanding (including collective bargaining agreements), applicable law, or otherwise, obligated to pay any severance pay or other benefit by reason of the voluntary or involuntary termination of employment of any present or former employee (including managers), consultant, independent contractor or agent of either of the Companies or CSC, prior to, on or after the Closing.

        2.14    Environmental Laws and Regulations.    When used in this Section 2.14:

        (a)    "Environmental Laws" shall mean any and all federal, state or local laws, rules, orders, regulations, statutes, common law, ordinances, codes, decrees or requirements of any Environmental Authority or any other Governmental Entity regulating, relating to or imposing liability or standards of conduct concerning any Regulated Materials, environmental protection, or human health protection involving Regulated Materials or worker health and safety as currently in effect or as in effect at any time in the past;

        (b)    "Environmental Authority" shall mean any Governmental Entity responsible for the due administration and/or enforcement of any Environmental Law.

        (c)    "Environmental Permits" shall mean all governmental approvals, authorizations, registrations, permits and licenses, including those related to environmental quality and the emission, discharge, storage, handling, treatment, use, generation or transportation of Regulated Materials required by Environmental Laws or otherwise required for the Companies to conduct the Business.

        (d)    "Regulated Materials" shall mean any pollutant, contaminant, hazardous material, hazardous waste, infectious medical waste, hazardous or toxic substance (and all constituents and degradation products thereof) defined or regulated as such in or under any Environmental Law, including, without limitation, petroleum, crude oil or fractions thereof, petroleum products, waste or used oil, natural or synthetic gas, asbestos or asbestos-containing materials and polychlorinated biphenyls, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law; and

        (e)    "Release" shall have the same meaning as provided in the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, Section 101(22), 42 U.S.C. Section 9601(22).

  (i)
  Except as set forth in Schedule 2.14, the Companies are in compliance in all material respects with all Environmental Laws. The conduct of the Business does not violate or conflict with and has not in the past violated or conflicted with in any material respect any Environmental Laws.

  (ii)
  Except as set forth in Schedule 2.14, the Companies have obtained all necessary Environmental Permits. The Companies' Environmental Permits are in full force and effect, and the Companies are in material compliance therewith.

  (iii)
  Except as set forth in Schedule 2.14, (A) the Companies have not received any complaint or notice from any Environmental Authority or any other person alleging any past or present violation of any Environmental Law in connection with the operation of the Business that is currently unresolved, (B) to the knowledge of the Companies, there is no investigative proceeding against the Companies by any Environmental Authority in connection with the past or present operation of the Business or ownership or operation of any of the real properties identified on Schedule 1.1(f), or any other real property leased or licensed by the Companies, and (C) there are no pending claims under any Environmental Law against the Companies.

  (iv)
  Except as set forth in Schedule 2.14, the Companies have not been subject to any administrative or judicial enforcement action or proceeding of any kind pursuant to any Environmental Law in connection with the Business.

  (v)
  Except as set forth in Schedule 2.14, the Companies are not subject to any remedial obligation or other response action (including without limitation, any assessment, containment or removal action) under any administrative order, decree, or agreement pursuant to any Environmental Law.

  (vi)
  Except as set forth in Schedule 2.14, (A) no real property currently or formerly owned, leased, operated or used by the Companies (including any real property used for off-site disposal, deposit or storage of any Regulated Material) is listed or, to the knowledge of the Companies, has been proposed for listing on any federal list of Superfund or National Priorities List, including any analogous state lists, sites or similar governmental lists, (B) to the Companies' knowledge, there exist no circumstances that could result in any such property being listed on any federal list of Superfund or National Priorities List sites or similar governmental lists, including any analogous state lists, regarding waste sites at which there has been a Release or threatened Release of Regulated Materials, and (C) to the Companies' knowledge, none of their real property has been used at any time by any person as a hazardous waste treatment, storage or disposal site.

  (vii)
  Except as set forth in Schedule 2.14, there are no (A) underground storage tanks (as defined under the Resource Conservation and Recovery Act or any other applicable Environmental Law), or (B) capacitors, transformers or other equipment or fixtures containing polychlorinated biphenyls ("PCBs") (other than light fixtures which contain PCBs), located in, at, under or on the real property owned or leased by the Companies.

  (viii)
  Except as set forth in Schedule 2.14, there are no facts, actions, activities, circumstances, conditions, occurrences, events, liabilities, or incidents, including any Release, threatened Release, generation, use, treatment, storage, disposal, arranging for disposal, transportation, or the presence of Regulated Materials, that are likely to (A) result in any environmental liability of the Companies, (B) prevent or interfere with the operation of the Companies' Business as it is currently being conducted, in compliance with all applicable Environmental Laws, (C) materially and adversely affect the assets, Business or financial condition of the Companies, or (D) materially and adversely impact or affect the use of any real property owned, operated, or leased by the Companies.

  (ix)
  The Companies have provided to Buyer all environmental reports, documents and other written materials relating to environmental conditions and compliance with Environmental Laws which are within the Companies' custody, possession and control.

  (x)
  The representations and warranties contained in this Section 2.14 constitute the Companies' and CSC's sole and exclusive representations and warranties with respect to matters involving Environmental Laws, Regulated Materials and Environmental Permits.

  (xi)
  Neither this transaction or any element of this transaction requires any disclosures or notifications to any Environmental Authority or other Government Entity pursuant to any transaction-triggered Environmental Law.

        2.15    Real Property.

        (a)    Except for (i) Permitted Liens, (ii) as set forth on Schedule 2.15, and (iii) Liens to be discharged at or prior to Closing, CST and CCI have good, valid and marketable title to all of their real property (other than properties which are leased), free and clear of all Liens, mortgages, restrictions and other encumbrances and defects of title of any nature whatsoever. All owned or leased real property of the Business (the "Properties") is described on Schedule 2.15. A true copy of each lease to which either of the Companies is a party has been delivered by the Companies to Buyer, and each such lease is listed on Schedule 2.15, is in full force and effect and affords such company peaceful and undisturbed possession of the subject matter of such lease. Each of the Companies has performed all material obligations required to be performed by it under each of the leases to which it is a party, no amount due under any such leases remains unpaid, and no material contingency, claim, dispute or other disagreement exists between the parties to any such lease. No default or event of default on the part of either of the Companies or, to the knowledge of CSC and the Companies, on the part of the lessor, exists under any such lease, and neither of the Companies has received any notice of default under any such lease or any indication that the owner of the leased property intends to terminate such lease, and no event has occurred which with notice or the lapse of time, or both, would constitute a default under any such lease. Except as specifically disclosed on Schedule 2.15, the Companies hold all easements, rights-of-way and other rights necessary to own, operate and maintain the physical plant of the Companies (including all telephone lines) and neither of the Companies is in breach of, or default under, any such easement, right-of-way or other right and there are not any materially burdensome limitations or obligations under any such easement, right-of-way or other right. A true copy of all easements, rights of way and all other rights necessary to own, operate and maintain the physical plans of the Companies (including all telephone lines) (collectively the "Easements") and all deeds for real property owned have been delivered by the Companies to Buyer, and each such deed and Easement is listed on Schedule 1.1(f) .

        (b)    Except as set forth on Schedule 2.15, neither of the Companies is in violation of any zoning, land use, building or safety law, ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties ("Zoning Requirements"), nor has it received any notice of violation with which it has not complied, in any case in which the consequences of such violation if asserted by the applicable Governmental Entity would be adverse with respect to such company or would materially impair the ability of such company to use the affected parcel of owned or leased property in the manner and scope in which it is now being used for the operation of the Business. Except as set forth on Schedule 2.15, (i) there are no operations on the Properties which constitute nonconforming uses under any material Zoning Requirement, and (ii) neither CSC nor either of the Companies has any knowledge of, and neither of the Companies has received any notice (other than published notice not actually received) of, any pending or contemplated rezoning proceeding affecting the Properties.

        (c)    Except as set forth on Schedule 2.15, (i) no person or entity has any right or option to purchase, lease, sublease or license the real property of CST or CCI or any portion thereof, and (ii) the use of the real property of CST and CCI is permitted in all material respects under applicable laws, ordinances, rules, or regulations and is in conformity in all material respects with the same.

        2.16    Tangible Personal Property; Intangible Property.

        (a)    The Included Assets, together with the Excluded Assets, include any and all personal property used in the operation of the Business. Except (i) as set forth in Schedule 2.16, (ii) Permitted Liens and (iii) Liens to be discharged at the Closing, none of the Included Assets is subject to any Lien and each of the Companies has good, valid, and marketable title, free and clear of all title defects, objections and Liens, to the tangible personal property included in the Included Assets. None of the title defects, objections or Liens (if any) listed in Schedule 2.16 adversely affects the value of any of the items of tangible personal property included in the Personal Property or interferes with its use in the conduct of the Business. Except as set forth in Schedule 2.16, each of the Companies holds good and transferable leaseholds in all of the tangible personal property leased by it, in each case under valid and enforceable leases. Neither of the Companies is in default with respect to any item of tangible personal property purported to be leased by it, and no event has occurred that constitutes or with due notice or lapse of time or both would constitute a default under any lease thereof.

        (b)    The Included Assets include all items of intangible property which are material to the Business as currently conducted, taken as a whole, including, without limitation, trade names, unregistered trademarks and service marks, brand names, patents and copyrights.

        2.17    Insurance.    Schedule 2.17 sets forth a list of all insurance policies and all material fidelity bonds or other insurance service contracts (the "Insurance Policies") providing coverage for the properties or operations of the Business, the type and amount of coverage, and the expiration dates of the Insurance Policies. There is no claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all Insurance Policies have been paid, and the Companies have otherwise complied in all material respects with the terms and conditions of all of the Insurance Policies. The Insurance Policies are valid and enforceable in accordance with their terms, are issued by insurers that are financially sound and reputable, are in full force and effect and insure against risk and liabilities customary in the industry and as required by law or any material contract to which either of the Companies is a party. Since January 1, 2000, except as set forth on Schedule 2.17, neither of the Companies nor CSC has received notice from any of its current insurance carriers: (i) threatening a suspension, revocation, modification or cancellation of any Insurance Policy or a material increase in any premium in connection therewith, or (ii) informing such company that any coverage listed on Schedule 2.17 will or may not be available in the future on substantially the same terms as now in effect.

        2.18    Compliance with Laws and Orders.    Except as set forth in Schedule 2.18, each of the Companies has been and is in compliance in all material respects with all applicable statutes, laws, ordinances, regulations, franchises, licenses, permits, administrative permissions or approvals, rules, governmental policies or orders of any Governmental Entity (including, without limitation, the MPUC and the FCC), and any judgment, ruling, decree or order of any court, administrative agency or tribunal or any arbitrator or arbitral panel or tribunal applicable to its business or operations; and the conduct of the Business has been and is in compliance with all federal, state and local energy, public utility, health, wage and hour (including but not limited to the Fair Labor Standards Act), employment, workplace or worker safety and health, including but not limited to OSHA, and all other requirements of any Governmental Entity (including, without limitation, requirements of the MPUC and the FCC). Each of the Companies has all permits, licenses, registrations, franchises and other authorizations from, and has made all necessary filings with, all Governmental Entities, including the MPUC and the FCC, required to conduct the Business as now being conducted. No investigation or review by any Governmental Entity with respect to the Business is pending or, to the knowledge of either of the Companies or CSC, has been threatened. Since the Balance Sheet Date, except as set forth on Schedule 2.18, neither the Companies nor CSC has received any notice or other communication (whether oral or written) from any Governmental Entity or any other person regarding (i) any actual, alleged, possible, or potential violation of or failure to comply with, any applicable law, or (ii) any actual, alleged, possible, or potential obligation on the part of either of the Companies or CSC to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, nor to the knowledge of CSC or the Companies is there any basis for any such notice or other communication.

        2.19    Permits.

        (a)    Each of the Companies owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Entities which are reasonably necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its Business substantially as currently conducted (herein collectively called "Governmental Permits"). Complete and correct copies of all of the Governmental Permits have heretofore been delivered or made available to Buyer and are listed on Schedule 2.19.

        (b)    Except as set forth in Schedule 2.19, each of such Governmental Permits is in full force and effect, and each of the Companies has fulfilled and performed its obligations under each of the Governmental Permits. No proceedings to revoke, refuse, renew, modify or restrict the Governmental Permits are pending or, to CSC's and the Companies' knowledge, threatened, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit restriction, modification, revocation or termination of any such Governmental Permit, or which would adversely affect in any material respect the rights of either of the Companies under any such Governmental Permit, (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, either of the Companies or CSC, and (iii) all filings and reports required by Governmental Entities have been timely and properly made.

        2.20    Intellectual Property.    The Included Assets include all rights in all patents, patent rights, trademarks, trade names, trade dress, logos, service marks, copyrights, know how and other proprietary intellectual property rights and computer programs held or used by the Companies ("Intellectual Property Rights") necessary to carry out the Business, all of which are listed on Schedule 2.20. Except as set forth on Schedule 2.20, the Intellectual Property Rights do not infringe on any proprietary right of any person and no claims (x) challenging the validity, effectiveness or ownership by either of the Companies of any of the Intellectual Property Rights, or (y) to the effect that the Intellectual Property Rights infringe or will infringe any intellectual property or other proprietary right of any person have been asserted or, to CSC's and the Companies' knowledge, are threatened by any person nor are there any valid grounds for any bona fide claim of any such kind. To the best of CSC's and the Companies' knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, employee or former employee of either of the Companies.

        2.21    Certain Agreements.

        (a)    Except as set forth in Schedule 2.21, there are no amounts payable by either of the Companies or CSC to any officers or employees of either of the Companies or CSC (in their capacity as officers or employees), and not vesting or acceleration of rights or the lapse of restrictions, as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

        (b)    Except as set forth on Schedule 2.21, there are no contracts, understandings, arrangements or commitments (whether written or oral) between either of the Companies, on the one hand, and CSC, any stockholder, officer, director or employee of CSC or any of its affiliates (other than the Companies), on the other hand.

        2.22    Brokers and Finders.    Except for the fees and expenses payable to Chanin Capital Partners, which fees and expenses are reflected in its agreement with CSC (and payable by CSC), none of CSC, CST or CCI has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

        2.23    Opinion of Financial Advisor.    CSC has received the opinion of Chanin Capital Partners, dated April 18, 2003, which was updated as of June 19, 2003, to the effect that, as of such date, the consideration to be received by CSC pursuant to this Agreement is fair to CSC from a financial point of view, subject to customary assumptions and qualifications.

        2.24    Totality of Included Assets.    The Included Assets, together with the Excluded Assets, include all assets used in the operation of the Business.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to the Companies and CSC that:

        3.1    Corporate Organization and Qualification.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified and in good corporate standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not have a Buyer Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby. Buyer has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted, except where failure to have such power and authority would not have a Buyer Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby. Buyer has heretofore made available to CSC and the Companies complete and correct copies of its Certificate of Incorporation and By-Laws.

        3.2    Authority Relative to This Agreement.    Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding agreement of CSC and the Companies, constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        3.3    Consents and Approvals; No Violation.    Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will:

        (a)    conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-Laws of Buyer;

        (b)    require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) such filings and consents as may be required by the FCC or the FCC Rules, or by the MPUC or the MPUC Rules, (ii) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (iii) such filings and consents as may be required under any local government environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement or (iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not individually or in the aggregate have a Buyer Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby;

        (c)    except as set forth in Schedule 3.3(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which individually or in the aggregate would not have a Buyer Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby; or

        (d)    assuming the consents, approvals, authorizations, permits, filings and notifications referred to in this Section 3.3 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its Subsidiaries or to any of their respective assets, except for violations which would not individually or in the aggregate have a Buyer Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby.

        3.4    Financing.    Buyer has adequate funding to consummate the transactions provided herein.

        3.5    Brokers and Finders.    Buyer has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV
ADDITIONAL COVENANTS AND AGREEMENTS

        4.1    Shareholders' Meeting. CSC, acting through its Board of Directors, shall:

        (a)    duly call, give notice of, convene and hold the Shareholders' Meeting, to be held reasonably promptly after the date hereof, for the purpose of considering and taking action upon this Agreement, including the obtaining of the CSC Shareholder Approval;

        (b)    include in the Proxy Statement the recommendation of CSC's Board of Directors that shareholders of CSC vote in favor of the approval and adoption of this Agreement; notwithstanding anything to the contrary in this Agreement, CSC's Board of Directors may withdraw, modify or amend its recommendation if in the good faith opinion of CSC's Board of Directors, after consultation with counsel, such recommendation is reasonably determined to be inconsistent with its fiduciary duties to CSC's shareholders under applicable law; and any such withdrawal, modification or amendment shall not constitute a breach of this Agreement; and

        (c)    use all reasonable efforts to (i) promptly prepare the Proxy Statement, (ii) cause the Proxy Statement to be mailed to its shareholders reasonably promptly, and in any event within twenty (20) business days, following the date hereof, and (iii) obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby unless, in the good faith opinion of CSC's Board of Directors after consultation with its counsel, obtaining such approvals is inconsistent with its fiduciary duties to CSC's shareholders under applicable law.

        At such meeting, Buyer and its Affiliates will vote all shares of CSC's voting stock, if any, owned by any of them in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

        4.1A    Regulatory Matters.    The parties shall, promptly after the date hereof, cooperatively commence efforts to obtain MPUC and FCC approvals of the transactions contemplated hereby and the authorizations listed in Schedule 4.1A. The parties shall diligently pursue and use their best efforts to obtain such authorizations and approvals as promptly as practicable prior to the Closing Date.

        4.2    Conduct of Business of CST and CCI.    Each of the Companies and CSC agree that during the period from the date of this Agreement to the Closing Date (unless the Buyer shall otherwise agree in writing and except as otherwise contemplated by this Agreement), each of the Companies will: (i) conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, and (ii) to the extent consistent with its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement (A) seek to preserve intact its current business organizations, (B) keep available the services of its current officers and employees and (C) preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect on the Closing Date. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or as set forth in Schedule 4.2, prior to the Closing Date, CSC and the Companies agree that neither of the Companies nor (with respect only to subparagraphs (c)-(g), (l), (m), (n) and (p) hereof) CSC will, without the prior written consent of Buyer:

        (a)    sell, pledge, lease, license or otherwise encumber or transfer any of the Included Assets or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of either of the Companies (except for (i) the distribution by CST of the stock of CSF and CoBank, (ii) the sales of obsolete or worn-out assets or assets being replaced prior to the Closing Date, or (iii) sales of other assets having a fair value not exceeding $50,000 in any individual instance or $150,000 in the aggregate; provided, however, that the Companies shall provide Buyer with prior notice of any such proposed sale of other assets described in this clause (iii) having a fair value in excess of $25,000);

        (b)    modify or adopt any amendments to its Articles of Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of either of the Companies;

        (c)    grant any material increases in (or make amendments to) the compensation of any of its directors, officers or key employees, except in the ordinary course of business and in accordance with past practice;

        (d)    except as set forth on Schedule 4.2, pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such director or officer, whether past or present;

        (e)    except as set forth on Schedule 4.2, enter into any new, or materially amend any existing, bonus, profit sharing, retention, golden parachute, employment, severance, termination or similar agreement with any director, officer or key employee;

        (f)    except as set forth on Schedule 4.2 or as may be required to comply with applicable law or as may be required by those items listed on Schedule 4.2, adopt or become obligated under any plan, program or arrangement which, if existing on the date hereof, would be a Company Plan in accordance with Section 2.13(a) or amend any Company Plan if such amendment would have the effect of enhancing any benefits thereunder;

        (g)    except as set forth on Schedule 4.2, take any position with respect to or settle or compromise any material tax claim, file any material amended tax return or claim for refund, or file any tax return incorporating a material position, election or method of accounting inconsistent with a position, election or method incorporated in past tax returns, except as required by law, or take any action or position that would increase the tax liability of either of the Companies so as to have a Company Material Adverse Effect;

        (h)    except in the ordinary course of business consistent with past practice or as contemplated by this Section 4.2, (i) lease, sublease, license, sublicense, transfer, mortgage, or encumber its real or personal property or (ii) acquire any real or personal property;

        (i)    subject any of its assets, or any part thereof, to any Lien or suffer such to be imposed other than such Liens as may arise in the ordinary course of business consistent with past practices or by operation of law which will not, individually or in the aggregate, have a Company Material Adverse Effect;

        (j)    pay, loan or advance any amount to any person or entity (other than dividends in cash or stock of CSF or CoBank to CSC) or enter into any agreement or arrangement to do so;

        (k)    guarantee any indebtedness for borrowed money or any other obligation of any other person;

        (l)    fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) with respect to the Business or the Included Assets on the date hereof;

        (m)    take or permit to occur any other action or omission that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material respects;

        (n)    make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP or write down the value of any inventory or write-off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practices;

        (o)    settle, release or forgive (or commence) any material claim, litigation or adversarial proceeding or waive any material right (other than the release of liabilities of CSC to CST); or

        (p)    authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        (q)    issue or agree to issue any additional capital stock of either of the Companies, or issue or agree to issue or grant with respect to either of the Companies or with respect to any capital stock or other direct or indirect rights to equity in either of the Companies any options, warrants, calls, rights (including preemptive rights), commitments or agreements of any kind by which either of the Companies or CSC is or may be bound, or in any way requiring or potentially requiring CSC or either of the Companies to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of either of the Companies.

        4.3    No Solicitation of Transactions.

        (a)    Except as contemplated or as otherwise permitted by this Agreement, neither of the Companies nor CSC shall, nor shall any of them permit any of its Subsidiaries to, nor shall any of them authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, either of the Companies or CSC or any Subsidiary to (i) solicit or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any person other than Buyer or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any of the Included Assets, or any class of equity securities of either of the Companies or CSC pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction (a "Competing Transaction"), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or (iii) enter into any agreement with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction or enter into any agreement requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, if CSC or either of the Companies receives an unsolicited bona fide, written proposal or offer for a Competing Transaction by a Third Party, which CSC's Board of Directors determines in good faith (after consulting CSC's Board of Directors' independent financial advisor) (A) is reasonably likely to result in terms which are more favorable from a financial point of view to CSC than the transactions contemplated by this Agreement, and (B) is reasonably capable and reasonably likely of being consummated (provided that CSC, including CSC's Board of Directors, and any of its advisors shall be permitted to contact such Third Party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation) (a "Superior Competing Transaction"), then CSC, CST and CCI may, in response to an unsolicited request therefor and subject to compliance with Section 4.3(b), furnish information with respect to CSC, CST and CCI to, and participate in discussions and negotiations directly or through its representatives with, such Third Party.

        (b)    CSC and the Companies shall advise Buyer immediately orally and in writing of (i) any Competing Transaction or any inquiry with respect to or which could reasonably be expected to lead to any Competing Transaction received by any officer or director of CSC, CST or CCI or, to the knowledge of CSC, CST or CCI, any financial advisor, attorney or other advisor or representative of CSC, CST or CCI and (ii) the material terms of such Competing Transaction. Each of CSC, CST and CCI will keep Buyer reasonably informed of the status and details of any such Competing Transaction proposal or inquiry in a timely manner.

        4.4    Reasonable Efforts.

        (a)    Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to any submissions requested by the FCC or MPUC) and to lift any injunction or other legal bar to the consummation of the transactions contemplated by this Agreement (and, in such case, to proceed with such transactions as expeditiously as possible), subject, however, to the requisite votes of the shareholders of CSC.

        (b)    Notwithstanding the foregoing, none of CSC, CST or CCI shall be obligated to use its reasonable efforts or take any action pursuant to this Section if in the good faith opinion of CSC's

Board of Directors after consultation with its counsel such actions are reasonably determined to be inconsistent with its fiduciary duties to its shareholders under applicable law.

        4.5    Access to Information.    Following execution of this Agreement, upon reasonable notice, each of CST and CCI (and, to the extent reasonably relevant to the Business, CSC) shall afford to officers, employees, counsel, accountants, engineers, consultants, prospective financing sources, and other authorized representatives of Buyer ("Representatives"), full, open, continuing and reasonable access for all purposes related to this Agreement (including, but not limited to, the purpose of conducting environmental tests and obtaining environmental reports), upon reasonable notice throughout the period prior to the Closing Date, to its (i) equipment, personal and intangible properties, facilities and real properties, (ii) accounting files, financial and operating data, budgets, projections and plans, (iii) regulatory and other government filings, (iv) employment records, policies and files, and records and documents pertaining to Company Plans, (v) material contracts, agreements and undertakings, (vi) environmental filings and tax returns, (vii) corporate and stockholder records and legal files (excluding matters related to the sale of the Business), (viii) reports, schedules, books and records, and (ix) other information relevant to the Business (the "Information"); and, during such period, each of the Companies and CSC shall furnish or make available reasonably promptly to such Representatives copies of all such Information as may reasonably be requested, including but not limited to a copy of each report, schedule or other document filed or received by either of the Companies or CSC pursuant to federal or state securities laws or with any Governmental Entity at any time prior to the Closing. By way of illustration and not in limitation, Buyer's accountants and other Representatives shall have prompt and complete access to the Information for purposes of review, analysis, testing, verification, and any other purpose related to this Agreement (as amended) or the transaction contemplated herein. In addition, in furtherance of the foregoing, promptly following the date of this Agreement, the Companies shall, and CSC shall cause the Companies to, provide to Buyer an operating plan and budget for the Companies for the 2003 fiscal year (the "Plan and Budget"). The Companies shall, and CSC shall cause the Companies to, exercise reasonable efforts to manage the operations of the Business to the Plan and Budget. The Companies and CSC will promptly provide Buyer written copies of any reports, data or summaries describing any variance or deviation from the Plan and Budget as may be provided to CSC's executive officers or board members. The Companies will make available to Buyer one or more members of the Companies' senior management not less frequently than weekly for discussions concerning the operations of the Business, including but not limited to the Plan and Budget. The Companies shall make reasonably available all officers, employees, agents or advisors of CSC, CST, and CCI to Buyer's Representatives for purposes of reviewing, providing, discussing, or describing any of the Information or otherwise keeping the Buyer and its Representatives apprised with respect to, and responding to Buyer's inquiries regarding, the Business and the Plan and Budget. Buyer agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement, dated October 23, 2002 (the "Confidentiality Agreement"), by and between CSC and Buyer shall apply with respect to information furnished by CSC, CST, CCI or their respective officers, employees, counsel, accountants and other authorized representatives hereunder. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated thereby.

        4.6    Publicity.    The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the transactions contemplated by this Agreement and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

        4.7    Employees.    At or prior to the Closing, Buyer hereby agrees to offer or cause one of the Companies to offer employment to each individual listed on Schedule 4.7 on the terms set forth in Schedule 4.7. Buyer agrees to indemnify and hold CSC harmless from and against any severance or other obligations to the individuals listed on Schedule 4.7 who accept such offer of employment from Buyer, which severance or other obligations arise out of Buyer's or the Companies' employment relationship post-Closing with any individual listed on Schedule 4.7. Buyer shall have the right to interview each individual listed on Schedule 4.7 as soon as possible after execution of this Agreement.

        CSC agrees to be responsible for health insurance plan continuation coverage to the extent required by COBRA (or any similar continuation coverage law) under the appropriate Company Plan for each employee or former employee of either of the Companies or CSC (and any covered dependent of any such employee or former employee) who ceased to be covered under such Company Plan under circumstances permitting the election of continuation coverage, regardless of whether such employee or former employee (or dependent) ceased to be so covered before, at or after the Closing Date.

        4.8    Notice of Breach.    Through the Closing Date, the Companies and CSC shall promptly give Buyer written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement. Through the Closing Date, the Companies and CSC shall promptly supplement the schedules to this Agreement (a "Supplement") after the occurrence of any event that changes or is reasonably likely to change in any material respect any statement made by the Companies or CSC in this Agreement or in any such Schedule, provided that no such Supplement or modification will be effective to amend or otherwise modify any Schedule or Buyer's rights under this Agreement.

        4.9    Obligation to File Tax Returns.    CSC shall cause to be prepared and filed all tax returns with the appropriate Governmental Entities relating to the Business for periods ending on or prior to the Closing and shall pay all taxes due with respect to such tax returns.

        4.10    Post-Closing Cooperation.    Following the Closing, in order to ensure a smooth transition following the sale of the Business, Buyer agrees that it shall: (i) at no cost to CSC, provide to CSC and its employees office space mutually agreed upon by the parties hereto at 117 Main Street, Winthrop, Maine reasonably sufficient for use by 5 employees and/or officers of CSC for a period of 4 months (which period may be extended as mutually agreed upon by the parties) to be used by such employees and/or officers for tasks reasonably associated with the transition and the conduct of the remaining operations of CSC; and (ii) at no cost to CSC, make reasonably available such of those employees of Buyer who previously assisted in maintaining the financial records of CSC and the Companies for such period of time as is reasonably required to completely reflect in such financial records the effect of the transactions contemplated in this Agreement, as well as results of operations for periods that include periods prior to the Closing Date, all pursuant to an agreed-upon transition plan.

ARTICLE V
CONDITIONS TO CLOSING

        5.1    Conditions to Each Party's Obligations to Effect the Closing.    The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

        (a)    Shareholder Approval. This Agreement shall have been duly approved by the shareholders of CSC in accordance with applicable law.

        (b)    Injunction. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or Governmental Entity of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition the invoking party shall have used its reasonable efforts to have any such decree, ruling, injunction or order vacated.

        (c)    Governmental Filings and Consents. All governmental consents, orders and approvals legally required by the FCC or MPUC for the consummation of the transactions contemplated hereby shall have been obtained and be in effect on the Closing Date, except where the failure to obtain any such consent order or approval would not reasonably be expected to have a Buyer Material Adverse Effect (assuming such transactions had taken place).

        5.2    Conditions to CSC's Obligations to Effect the Closing.    The obligation of CSC to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of the following additional conditions:

        (a)    The representations and warranties of Buyer contained in this Agreement that address matters only as of a particular date shall be true and correct as of such date (without giving effect to any materiality qualifications therein) and all other representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the Closing Date (without giving effect to any materiality qualifications therein) except, in either case, as a result of facts and circumstances that, taken together, have not had a Buyer Material Adverse Effect, and CSC shall have received a certificate of the President or a Vice President of Buyer to the foregoing effect.

        (b)    Buyer shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with by Buyer on or prior to the Closing Date, and CSC shall have received a certificate of the President or a Vice President of Buyer to the foregoing effect.

        5.3    Conditions to the Buyer's Obligations to Effect the Closing.    The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following additional conditions:

        (a)    The representations and warranties of the Companies and CSC contained in this Agreement that address matters only as of a particular date shall be true and correct (without giving effect to any materiality qualification therein) and all other representations and warranties of the Companies and CSC contained in this Agreement shall be true and correct as of the Closing Date (without giving effect to any materiality qualification therein), except, in either case, as a result of facts and circumstances that, taken together, do not constitute a Company Material Adverse Effect, and the Buyer shall have received a certificate of the President or a Vice President of each Company and CSC to the foregoing effect.

        (b)    Each of the Companies and CSC shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with on or prior to the Closing Date, and Buyer shall have received a certificate of the President or a Vice President of each of the Companies and CSC to the foregoing effect.

        (c)    No preliminary or permanent injunction or other order issued by any court or Governmental Entity, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or Governmental Entity shall be pending or have been instituted or threatened by any Governmental Entity or by any other person or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

        (d)    During the period from December 31, 2002 to the Closing Date, there shall not have been any change, effect or circumstance constituting a Company Material Adverse Effect.

        (e)    Buyer shall have received a favorable opinion, dated the Closing Date, from (a) Pierce Atwood, counsel to the Companies and CSC, in form and substance reasonably acceptable to Buyer and Buyer's counsel, and (b) Preti, Flaherty, Beliveau, Pachios & Haley, LLC, special counsel to Buyer, as to receipt of MPUC approval of the transactions contemplated by this Agreement in form and substance reasonably acceptable to Buyer. The opinion of Pierce Atwood shall reflect (in addition to other customary opinions reasonably required by Buyer and Buyer's counsel) that the transactions contemplated by this Agreement have been duly and properly authorized by all necessary shareholder action, as well as the matters described in Section 6.7 hereof.

        (f)    Buyer shall have received such other certificates, instruments, deeds (quitclaim with covenant) of all real property identified on Schedule 2.15, assignments of all leases identified on Schedule 2.15 with applicable consents, assignments of all easements held by either of the Companies with applicable consents, and documents in confirmation of the representations and warranties of the Companies and CSC or in furtherance of the transactions contemplated by this Agreement as Buyer or its counsel may reasonably request (for example, CSC shall have obtained and Buyer shall have received all consents required for the Assumed Contracts listed on Schedule 7.10(b) all of which are to remain intact notwithstanding the consummation of the transaction contemplated herein).

        (g)    The Buyer shall have received the monthly financial statements of CST for each month (commencing with May, 2003) within twenty (20) days after the end of such month, all of which financial statements shall have been prepared in accordance with the standards reflected in Section 2.6 hereof (other than for the absence of footnote disclosure and normal year-end adjustments), and none of which financial statements shall have reflected any change, effect or circumstance constituting a Company Material Adverse Effect or other material breach of any representation or warranty of the Companies or CSC contained herein.

        (h)    The Identified Excluded Liabilities for which either or both of the Companies is or may be liable shall have been paid in full, released or provided for in compliance with Section 1.4.

ARTICLE VI
TERMINATION; AMENDMENT; WAIVER

        6.1    Termination by Mutual Consent.    This Agreement may be terminated at any time prior to the Closing Date, by the mutual written consent of Buyer, CSC and the Companies.

        6.2    Termination by Either Buyer or CSC.    This Agreement may be terminated by Buyer or CSC if (i) any court of competent jurisdiction in the United States or some other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable, or (ii) the CSC Shareholder Approval shall not have been received at the Shareholders' Meeting duly called and held (or such Shareholders' Meeting is not held prior to October 15, 2003), or (iii) the Closing shall not have occurred on or before May 31, 2004 (the "Termination Date"); provided, that the right to terminate this Agreement pursuant to this Section shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of the CSC Shareholder Approval to be timely obtained or the Closing not to have occurred prior to May 31, 2004.

        6.3    Termination by Buyer.    This Agreement may be terminated by Buyer prior to the Closing Date, if (i) either of the Companies or CSC shall have failed to perform in any material respect any of its material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within thirty (30) days after the receipt by the Companies and CSC of written notice of such failure, (ii) any representation or warranty of the Companies or CSC that addressed matters only as of a specified date was not true and correct as of such date or any other representation or warranty of the Companies contained in this Agreement shall not be true and correct (in either case, without giving effect to any materiality qualifications therein) (except for changes permitted by this Agreement), except, in any case, such failures to be true and correct resulting from facts and circumstances that do not together constitute a Company Material Adverse Effect; provided, that such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after the receipt by the Companies and CSC of written notice of such failure, or (iii) CSC's Board of Directors withdraws or materially modifies or changes its recommendation of this Agreement in a manner adverse to Buyer.

        6.4    Termination by the Companies and CSC.    This Agreement may be terminated by the Companies and CSC at any time prior to the Closing Date if (i) Buyer shall have failed to perform in any material respect any of its material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within thirty (30) days after the receipt by Buyer of written notice of such failure, (ii) any representation or warranty of Buyer that addressed matters only as of a specified date was not true and correct as of such date or any other representation or warranty of Buyer contained in this Agreement shall not be true and correct (in either case without giving effect to any materiality qualifications therein) (except for changes permitted by this Agreement), except, in any case, such failures to be true and correct resulting from facts and circumstances that are not reasonably likely to adversely affect Buyer's ability to consummate the transactions contemplated by this Agreement; provided, that such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after receipt by Buyer of written notice of such failure, or (iii) CSC's Board of Directors withdraws or materially modifies or changes its recommendation of this Agreement, if there exists at such time a proposal or offer for a Competing Transaction that constitutes a Superior Competing Transaction.

        6.5    Effect of Termination.    In addition, in any circumstance in which this Agreement is terminated (a) by either Buyer or the Companies pursuant to Section 6.2(ii), (b) by Buyer pursuant to Section 6.3(iii), or (c) by the Companies and CSC pursuant to Section 6.4(iii) and within one year after the termination of this Agreement, the Companies or CSC consummate a Competing Transaction, then the Companies and CSC shall make payment to Buyer, concurrently with the consummation of such Competing Transaction (via wire or certified check) an amount equal to (i) $1,000,000, and (ii) Buyer's attorneys' fees incurred in connection with the transaction contemplated by this Agreement not to exceed $150,000 (the "Termination Fees"). In addition, if following any termination pursuant to Section 6.4(iii), such Competing Transaction is not consummated within one (1) year after the date of such termination (or such Competing Transaction is earlier terminated) and Buyer shall not have received the Termination Fees, then the Buyer shall have the right to require CSC and the Companies to specifically perform this Agreement and to submit to a judgment, order or decree to such effect issued by a court of competent jurisdiction in Maine.

        In the event of the termination and abandonment of this Agreement pursuant to Article VI, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 6.5 and the provisions of Sections 1.7(b), 6.7, 7.1 and 7.2 and the last three sentences of Section 4.5. Nothing contained in this Section 6.5 shall relieve any party from liability for any willful breach of any covenant or other agreement contained in this Agreement, except that if CSC shall retain the Deposit as provided herein, the receipt and retention thereof shall be the Companies' and CSC's sole and exclusive remedy (whether at law or equity) in the event of such a termination; and if Buyer shall retain the Termination Fees as provided herein, the receipt and retention thereof shall be Buyer's sole and exclusive remedy (whether at law or equity) in the event of such a termination.

        6.6    Extension; Waiver.    At any time prior to the Closing Date, either Buyer, CSC, or the Companies may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights. As used in this Section 6.6, with respect to the Buyer, the "other" party means either of the Companies or CSC and, with respect to the Companies or CSC, the "other" party means the Buyer.

        6.7    Prior Agreement    The Companies and CSC warrant and represent to Buyer that (i) the negotiation and execution of the Initial Agreement and the Amendment, both as reflected in this Composite Agreement, followed receipt by the Companies and CSC from Buyer of an unsolicited bona fide, written proposal or offer for a Competing Transaction as defined in the Asset Purchase Agreement (the "Prior Agreement") dated March 4, 2003, between the Companies and CSC, on the one hand, and CST Holdings, Inc. ("Holdings"), on the other hand, (ii) this Agreement and the transaction contemplated herein constitute a Superior Competing Transaction as defined in such Prior Agreement, and (iii) the Companies and CSC have complied in all respects with the Prior Agreement, including but not limited to Section 4.3 thereof prohibiting (among other things) solicitation of offers from parties other than Holdings. The opinion of Pierce Atwood referred to in Section 5.3(e) shall opine as to the performance by CSC and the Companies of their obligations under Section 4.3 of the Prior Agreement and the due adoption by the Boards of Directors of CSC and the Companies of the corporate actions of CSC and the Companies contemplated thereby (but such opinion giver may reasonably rely upon certificates of the Companies and CSC in usual and customary form certifying to the matters set out in the first sentence of this Section 6.7). The Companies and CSC shall indemnify Buyer from and hold Buyer harmless with respect to any and all claims, liabilities, obligations, damages, costs and expenses (including without limitation reasonable attorneys' fees and expenses) arising out of or in connection with the Prior Agreement, or the Companies' and CSC's termination of the Prior Agreement, or arising out of or in connection with any claim asserted by Holdings against Buyer to the effect that Buyer interfered with the Prior Agreement, or wrongfully procured the termination of the Prior Agreement, or to any similar effect. If the Closing contemplated herein occurs, Buyer shall, in addition to paying the Purchase Price as contemplated herein, pay and discharge any "breakup fee" and related reimbursement of attorneys' fees due from the Companies and CSC to Holdings under Section 6.5 of the Prior Agreement, up to a maximum additional payment by Buyer pursuant to this sentence of $1,005,000. In addition to the other obligations of the Companies and CSC to be performed at or prior to Closing, and not in limitation thereof, the Companies and CSC shall execute and deliver to Buyer at Closing a certificate, duly authorized and duly executed by the President or a Vice President of the Companies and CSC, setting out the sum due, if any, from the Companies and CSC for the "breakup fee" and related reimbursement of attorneys' fees and expenses as contemplated in this Section 6.7.

ARTICLE VII
MISCELLANEOUS AND GENERAL

        7.1    Payment of Expenses.    Whether or not the transactions contemplated by this Agreement shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, irrespective of whether the transactions contemplated by this Agreement are consummated (unless the failure for the transaction to be consummated is caused by a breach hereof by one or more of CSC and the Companies), Buyer shall pay to CSC, within ten (10) business days of receipt by Buyer of written notice thereof, any and all incremental expenses incurred by CSC arising out of and related to the drafting, negotiation and execution of the Amendment and payable to third parties, including specifically the incremental fees and expenses of CSC's counsel, financial advisor, proxy solicitation firm, and accountants, as well as the expenses associated with printing and circulating new or supplemental proxy materials attributable to the Amendment. As of the date hereof, the total of such incremental expenses is estimated to be $110,000. The inclusion of this estimate of incremental expenses in this Section 7.1 is not intended to impose a ceiling on the reimbursement that CSC is entitled to, but is instead for the purpose of informing Buyer of the likely minimum amount of such incremental expenses. In the event that the transaction contemplated herein is not consummated because of a breach hereof by one or more of CSC and the Companies, Buyer shall, in addition to all other remedies available to Buyer, be entitled to recover from CSC and the Companies all payments previously made by Buyer to CSC pursuant to this Section 7.1.

        7.2    Survival of Representations and Warranties; Survival of Confidentiality.    The representations and warranties made herein shall not survive beyond the earlier of (i) termination of this Agreement, or (ii) the Closing Date. This Section 7.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

        7.3    Modification or Amendment.    The parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the shareholders of CSC, no amendment shall be made which changes the consideration payable for the Included Assets or adversely affects the rights of CSC or its shareholders hereunder without any approval of such shareholders as required by Maine law.

        7.4    Waiver of Conditions.    The conditions to each party's obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

        7.5    Counterparts.    For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        7.6    Governing Law; Dispute Resolution.    This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without giving effect to the principles of conflicts of law thereof; provided, however, that this Agreement shall be interpreted, construed and applied in accordance with the language herein and the intent of the parties as expressed in this Agreement, without regard to any presumptions, rules of construction or similar rules under the laws of the State of Maine or any other state. With the exception of disputes arising under Section 1.10 hereof, which shall be resolved pursuant to Section 7.13 hereof, any and all disputes arising under this Agreement shall be adjudicated in the state or federal courts located in the State of Maine, to whose exclusive jurisdiction the parties hereby irrevocably submit for such purpose and as to which venue the parties waive all objections.

        7.7    Notices.    Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

(a)	If to the Companies or CSC, to
Community Service Communications, Inc. 117 Main Street P.O. Box 400 Winthrop, ME 04364 Attention: Mark H. Blake, President Fax: (207) 377-4444
With a copy to:
David J. Champoux, Esq. Pierce Atwood One Monument Square Portland, ME 04101 Fax: (207) 791-1350
(b)	If to Buyer, to
Ryan P. Nelson Director, Corporate Development FairPoint Communications, Inc. 521 E. Morehead Street, Suite 250 Charlotte, NC 28202 Fax: (704) 344-8121
with copies to:
Shirley J. Linn, Esq. Vice President and General Counsel FairPoint Communications, Inc. 521 E. Morehead Street, Suite 250 Charlotte, NC 28202 Fax: (704) 344-1594
Susan L. Sowell, Esq. Katten Muchin Zavis Rosenman 401 South Tryon Street, Suite 2600 Charlotte, NC 28202 Fax: (702) 444-2060

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

        7.8    Entire Agreement; Assignment.    This Agreement (including the Schedules and Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, written or oral, between the parties with respect thereto. The parties agree and acknowledge that (i) this Agreement has not been entered into under time pressure, and that all parties have had an adequate opportunity to review this Agreement with counsel, (ii) no oral assurances have been given by any party that this Agreement is an interim agreement or that a more comprehensive Agreement is or will be forthcoming, (iii) there are no oral conditions or promises that supplement or modify the Agreement, and (iv) this Section 7.8 does not constitute "boilerplate," but rather is a critical substantive provision of the Agreement. This Agreement may not be assigned by any party (by operation of law or otherwise) without the written consent of the other parties hereto, provided however, that Buyer may assign its rights (but not its obligations arising on or prior to the Closing Date) under this Agreement to any of its Affiliates prior to the Closing Date without the consent of CSC or the Companies if such Affiliate is a newly formed entity having no other telephone operating assets (or any direct or indirect subsidiary having such assets).

        7.9    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable pursuant to Article I hereof, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        7.10    Certain Definitions.    As used herein:

        (a)    An "Affiliate" of, or a person "affiliated" with, a specific person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

        (b)    "Assumed Contracts" means the following contracts, obligations, understandings or commitments (whether written or oral) of either of the Companies or CSC to the extent same relate to the Business: (i) all contracts entered into prior to the date hereof which (A) are set forth on Schedule 7.10(b)and (B) for which consent to assignment (if required) has been obtained at or prior to the Closing by CSC or the Companies, (ii) all contracts entered into by the Companies or CSC from and after the date hereof which require aggregate payments thereunder of $50,000 or more, provided the Buyer has consented in writing to the execution of such contract or such contract is specifically permitted under Section 4.2 hereof, and (iii) all other contracts entered into by the Companies or CSC from and after the date hereof which require aggregate payments thereunder of less than $50,000 and which are set forth on a written list delivered by the Companies to Buyer at or prior to the Closing pursuant to Section 1.3(d) hereof.

        (c)    "Buyer Material Adverse Effect" shall mean any change, effect or circumstance that is adverse to the business, properties, financial condition or results of operations of Buyer or any of its Subsidiaries which is material to Buyer and its Subsidiaries, taken as a whole, but shall not include any change, effect or circumstance arising from any change, effect or circumstance that is generally applicable to or in (i) the telecommunications industry generally including, without limitation, the adoption or implementation of regulatory changes or the issuance of additional licenses and/or certificates for the provision of wireless telecommunications services, (ii) the United States economy or the economy generally prevailing in the jurisdictions where the Companies or Buyer do business, or (iii) the United States or global financial or capital markets.

        (d)    "Governmental Entity" shall mean any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, including the FCC, MPUC, and other public utility or service commission or similar agency.

        (e)    "Lien" means any lien, encumbrance, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction of any kind, character or nature.

        (f)    "Permitted Liens" shall mean any (i) (A) platting, subdivision, zoning, building and other similar legal requirements relating to land which are not violated by the buildings, structures and other improvements located thereon, (B) easements, restrictive covenants, rights-of-way, leases, encroachments and other encumbrances and agreements (other than contracts or options pursuant to which any property owned by either of the Companies is or may be required to be sold), whether or not of record, (C) reservations of coal, oil, gas, minerals and mineral interests, whether or not of record, and (D) minor imperfections of title, none of which items set forth in this clause (i) individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, (ii) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlords', or other like Liens securing obligations that are not delinquent, (iii) Liens for taxes and other governmental charges, assessments or fees which are not yet due and payable, (iv) Liens in favor of a landlord of leased property (A) created by operation of statutory or common law, (B) encumbering personal property located at such leased property, and (C) which do not secure any rents or other payments that are past due as of the date hereof or the Closing Date, and (v) Liens encumbering the landlord's interest under leased property.

        (g)    "Company Material Adverse Effect" shall mean any change, effect or circumstance that is adverse to the business, properties, financial condition or results of operations of the Companies which is material to the Companies, or the Included Assets, taken as a whole, but shall not include any change, effect or circumstance that is generally applicable to or in (i) the telecommunications industry generally or the Maine telecommunications industry including, without limitation, the adoption or implementation of regulatory changes or the issuance of additional licenses and/or certificates for the provision of wireless telecommunications services, (ii) the United States economy or the Maine economy generally, or (iii) the United States or global financial or capital markets.

        The parties agree and acknowledge that it shall constitute a Company Material Adverse Effect if the MPUC shall take action prior to the Closing Date related to changes in CST's local and/or intrastate access rates that causes CST to benefit from less than half of the 2003 Rate Increases. The "Rate Plan" shall mean the proposed Rate Plan filed by CST with the MPUC on December 4, 2002, which comprises three (3) steps:

Step 1:	Increased basic exchange rates by approximately $737,000 (per annum) on January 15, 2003;
Step 2:	Anticipates an additional increase in basic exchange rates by approximately $368,000 (per annum) on April 1, 2003; and
Step 3:	Anticipates an additional increase in basic exchange rates by approximately $368,000 (per annum) on May 30, 2003.

Such rate increases, totaling approximately $1,473,000, are collectively referred to herein as the "2003 Rate Increases". The parties further agree and acknowledge that neither (i) any postponed decision of the MPUC or suspension relating to Step 2 or Step 3 (or both Step 2 and Step 3) of the Rate Plan nor (ii) any action by the MPUC or the Maine Legislature resulting in Step 2 or Step 3 (or both Step 2 and Step 3) of the Rate Plan not being implemented, or Step 1 of the Rate Plan being wholly or partially rescinded due to (and to the extent of) the rescission, in whole or in part, of the contemplated reduction in CST's intrastate access rates, will constitute a Company Material Adverse Effect, provided that the Step 1 rate increase has not been rescinded by the MPUC on or prior to the Closing Date (in the absence of the commensurate rescission of the contemplated reduction of CST's intrastate access rates). The parties agree and acknowledge, however, that the objective criteria set forth herein with respect to the Rate Plan shall not be applicable to any other a Company Material Adverse Effect, and that, except as expressly set forth herein, no other change, event or circumstance relating to the Companies' Rate Plan may be deemed to constitute a Company Material Adverse Effect. Any change, event or circumstance that would otherwise result in a Company Material Adverse Effect in connection with the Rate Plan which is, directly or indirectly, the result of actions by Buyer or any of its Affiliates which are known (at the time of such actions) or intended by Buyer or any of its Affiliates to have such a result shall not constitute a Company Material Adverse Effect. The parties further agree and acknowledge that the failure or refusal of employees of CSC to accept the offers of employment by Buyer contemplated by Section 4.7 hereof shall not constitute a Company Material Adverse Effect in the absence of any breach by the Companies or CSC of the terms of this Agreement relevant thereto.

        (h)    "The Companies' knowledge, CSC's knowledge" or words of like import shall mean a particular fact or other matter that of any of the following named individuals knows: Mark H. Blake, William Ralph, Gilles Soucy, Leslie Harkins, Heidi Lukas and James Sanborn, it being understood and acknowledged that such individuals, in some instances, are not involved in the day-to-day operations of the Companies. For purposes of this Agreement, such individuals will be deemed to have knowledge of:

  (i)
  all matters of which they have actual knowledge, and

  (ii)
  all matters of which they have personally been given notice orally or in writing (including without limitation by email).

  (i)
  "Subsidiary" shall mean, when used with reference to any entity, any corporation, partnership, joint venture, limited liability corporation or other entity in which the former entity owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or equity interests or is a general partner.

        7.11    Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

        7.12    Captions; Interpretation.    The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. No party shall be deemed to have been the drafter of this Agreement, which is the product of detailed, arm's length negotiations between the parties and their respective counsel.

        7.13    Arbitration.    Any claim or controversy arising between the parties pursuant to Section 1.10 hereof shall be decided by arbitration, and any other claim or controversy arising between the parties under this Agreement (if each party so agrees in writing) may be decided by arbitration. Any party may invoke arbitration under this Section 7.13 by notice to the other of the initial selection of an arbitrator and the filing of such notice with the American Arbitration Association (the "AAA"); provided, however, that in no event shall such notice be given if institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by any applicable statute of limitations or by this Agreement. Arbitration shall be held in Portland, Maine (and in no other place) under the auspices of the AAA pursuant to the Commercial Arbitration Rules of the AAA, and shall be by three arbitrators independent of the parties to this Agreement selected from a list provided by the AAA. One of the arbitrators shall be appointed by CSC. One of the arbitrators shall be appointed by Buyer. The third arbitrator is to be selected by these two arbitrators before the beginning of the arbitration. If, however, any party fails to select an arbitrator within 15 days after receiving notice under this Agreement of an initial selection of an arbitrator by the other party, the party appointing the first arbitrator may also appoint the second arbitrator on behalf of the party who has failed to make the appointment. Should the two arbitrators appointed by the parties fail to agree upon the choice of a third arbitrator within 15 days after the appointment of a second arbitrator, the appointment shall be made by the AAA. Each party shall submit its case in writing to the arbitrators within one month of the constitution of the arbitration tribunal. The arbitrators are empowered to determine questions both of fact and of law, but shall to the maximum extent possible construe this Agreement strictly in accordance with its terms and conditions and the purposes and intents evinced thereby. Discovery shall be permitted under the same standards set forth in the Federal Rules of Civil Procedure. Whether a hearing shall be held or additional evidence accepted, and the rules governing any such hearing, shall be in the sole discretion of the arbitrators, subject to the AAA rules as the arbitrators construe them. All decisions of the arbitrators shall be by majority vote. The arbitrators shall make their decision in writing at the earliest convenient date. The costs of arbitration, including the fees of the arbitrators, shall be in the discretion of the arbitrators, who may direct to and by whom and in what manner these costs or any part thereof shall be paid. To the maximum extent permitted by law, the decision of the arbitration tribunal shall be final and binding on the parties to this Agreement and not subject to appeal. If a party against whom the arbitration tribunal renders an award fails to abide by such award, a party may bring an action to enforce the same in a court of competent jurisdiction.

        7.14    Cooperation with Buyer's SEC Filings.

        (a)    CSC and the Companies understand that the Buyer is under an obligation to file a registration statement on Form S-4 (the "Buyer Registration Statement") with the United States Securities and Exchange Commission (the "SEC") relating to the Buyer's offer to exchange its SEC-registered 11 7/8% Senior Notes due March 1, 2010 for any and all of its outstanding unregistered 11 7/8% Senior Notes due March 1, 2010, and will be required to include in the Buyer Registration Statement:

  (i)
  certain audited financial statements of CST,

  (ii)
  certain unaudited stub period financial statements of CST,

  (iii)
  certain pro forma financial information relating to CST, and

  (iv)
  the consent(s) of the accountants who audited the CST financial statements to the inclusion of the audited financial statements in the Buyer Registration Statement.

        (a)    All of the foregoing financial statements, pro forma financial information and consents will be required to comply with the requirements of SEC Regulation S-X.

        (b)    CSC and the Companies agree to provide to Buyer upon Buyer's written request, as promptly as reasonably practicable after receipt of any such written request and in any event by the delivery date reasonably specified in any such written notice, all financial statements and pro forma financial information of CSC and the Companies that the Buyer is required under applicable SEC rules and regulations to include in the Buyer Registration Statement, and to cause CSC's and the Companies' independent certified public accountants to provide their consent(s) to the inclusion of CSC's and the Companies' audited financial statements in the Buyer Registration Statement. Buyer agrees promptly to reimburse CSC for any and all expenses reasonably incurred in connection with this Section 7.14.

        7.15    Examples.    All examples provided herein are for the purpose of illustration only and shall not be interpreted as limiting the operation of any provision hereof to any example provided with respect to such provision.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

COMMUNITY SERVICE COMMUNICATIONS, INC.
By:	/s/ MARK H. BLAKE Name: Mark H. Blake Title: President
COMMUNITY SERVICE TELEPHONE CO.
By:	/s/ MARK H. BLAKE Name: Mark H. Blake Title: President
COMMTEL COMMUNICATIONS, INC.
By:	/s/ MARK H. BLAKE Name: Mark H. Blake Title: President
FAIRPOINT COMMUNICATIONS, INC.
By:	/s/ SHIRLEY J. LINN Name: Shirley J. Linn Title: Vice President

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  Exhibit 2.2
WITNESSETH